                                                     REGISTRATION NO. 333-

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                           VITAL LIVING PRODUCTS, INC.
                 (Name of Small Business Issuer in its charter)

           DELAWARE                         3589                    56-1683886
  (State or jurisdiction of     (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)   Classification Code Number)   Identification No.)

                              5001 SMITH FARM ROAD
                               MATTHEWS, NC 28104
                                 (704) 821-3200
          (Address and telephone number of principal executive offices)
(Address of principal place of business or intended principal place of business)
                              DONALD R. PODREBARAC
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           VITAL LIVING PRODUCTS, INC.
                              5001 SMITH FARM ROAD
                               MATTHEWS, NC 28104
                                 (704) 821-3200
            (Name, address and telephone number of agent for service)

                  PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:
                             J. NORFLEET PRUDEN III
                   KENNEDY COVINGTON LOBDELL & HICKMAN, L.L.P.
                        BANK OF AMERICA CORPORATE CENTER
                      100 N. TRYON STREET, SUITE 42ND FLOOR
                      CHARLOTTE, NORTH CAROLINA 28202-4006
                                 (704) 331-7400

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================================
Title of each class of securities       Amount to be      Proposed maximum          Proposed maximum             Amount of
         to be registered              registered(1)   offering price per unit  aggregate offering price(2)  registration fee
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, $0.01 par value          3,988,554             $0.7188                 $2,866,973                 $716.74
==================================================================================================================================

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

(1) Shares of common stock which may be offered pursuant to this registration statement, which shares are issuable upon conversion of secured convertible debentures and upon exercise of related warrants. For purposes of estimating the number of shares of common stock to be included in this registration statement, the Company calculated 200% of the number of shares of common stock issuable upon conversion of the debentures and upon exercise of the warrants. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of or in respect of the debentures and the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

(2) Estimated solely for the purpose of determining the registration fee. Calculated pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the bid and asked price per share as reported for such securities by the Nasdaq OTC Bulletin Board on April 2, 2001.

                   SUBJECT TO COMPLETION. DATED APRIL 6, 2001.

                                   PROSPECTUS

                           VITAL LIVING PRODUCTS, INC.

                        3,988,554 Shares of Common Stock

         The 3,988,554 shares of our common stock, $0.01 par value, offered hereby are being offered by certain of our security holders identified herein. Our common stock is quoted on the Nasdaq OTC Bulletin Board under the symbol "VLPI".

         Our principal executive offices are located at 5001 Smith Farm Road, Matthews, NC 28104, and we may be reached at (704) 821-3200.

         The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission of which this prospectus is a part is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

         SEE "RISK FACTORS" ON PAGE 3 TO READ ABOUT IMPORTANT FACTORS THAT YOU SHOULD CONSIDER BEFORE BUYING OUR COMMON STOCK.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                     Prospectus dated [____________], 2001.

                                TABLE OF CONTENTS

SUMMARY......................................................................1

RISK FACTORS.................................................................3

CAUTIONARY STATEMENT AS TO FORWARD-LOOKING INFORMATION.......................7

USE OF PROCEEDS..............................................................7

PLAN OF DISTRIBUTION.........................................................7

LEGAL PROCEEDINGS............................................................8

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..............10

DESCRIPTION OF SECURITIES...................................................13

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................17

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES..............................17

DESCRIPTION OF BUSINESS.....................................................17

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION...................22

DESCRIPTION OF PROPERTY.....................................................25

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS....................25

EXECUTIVE COMPENSATION......................................................26

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE........................................................27

TRANSFER AGENT AND REGISTRAR................................................27

LEGAL MATTERS...............................................................27

EXPERTS.....................................................................27

WHERE YOU CAN FIND MORE INFORMATION.........................................28

                                     SUMMARY

         The following summary is qualified in its entirety by detailed information appearing elsewhere in this prospectus. Each prospective investor is urged to read this prospectus and the attached or incorporated exhibits in their entirety.

THE COMPANY

         Vital Living Products, Inc. (the "Company", which may be referred to as "we", "us" or "our") does business under the name American Water Service and sells a variety of water treatment and testing products and services, including home water test kits, water treatment equipment and high purity drinking water vended from machines placed at retail locations.

         Our present businesses include:

         WATER TESTING PRODUCTS

         We provide a comprehensive line of home water testing kits as a quick and inexpensive alternative to laboratory testing. Recommended uses include initial and regular follow-up testing to ensure continued water safety as well as testing following the installation of water treatment products to verify treatment effectiveness. Our home water testing kits are available through our website and nationwide at retailers, water treatment dealers, water well drillers and other independent retailers and building centers.

         WATER TREATMENT EQUIPMENT AND SERVICES

         We sell and service water treatment products for both home and office use. We sell our water treatment products to water treatment dealers and to retail customers. We also offer a complete line of point of entry water treatment products including among other items softeners, neutralizers and iron filters and sell other water treatment products. We service all water treatment products we sell as well as all other water treatment products available on the market.

         VENDING MACHINES AND MISTING SYSTEMS

         We sell drinking water dispensed to consumers through self-service vending machines as well as high purity water used by grocery stores in produce-misting systems. We place our vending machines inside or outside retail stores and have revenue sharing arrangements with the stores. In some locations, in addition to vending water to consumers, our machines are used to purify water used in produce-misting systems we maintain for grocers.

THE OFFERING

         SHARES OF COMMON STOCK OFFERED IN THIS PROSPECTUS

         COMMON STOCK TO BE SOLD
         BY SELLING SECURITY HOLDERS...............................3,988,554

         TOTAL SHARES OF COMMON STOCK
         TO BE OUTSTANDING AFTER THE
         OFFERING..................................................7,139,380

         USE OF PROCEEDS BY THE COMPANY.................The Company will not receive any proceeds
                                                            from the sale of
                                                         common stock by the
                                                   selling security holders.

         NASDAQ OTC BULLETIN BOARD SYMBOL...............................VLPI

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. You should consider the following factors carefully before deciding to purchase any shares of our common stock.

WE HAVE INCURRED OPERATING LOSSES EACH YEAR SINCE OUR INCEPTION, EXPECT CONTINUED LOSSES AND MAY NOT ACHIEVE PROFITABILITY. IF WE CONTINUE TO LOSE MONEY, WE MAY HAVE TO CURTAIL OR SUSPEND OUR OPERATIONS.

         We have incurred operating losses each year since our inception and we may continue to lose money for the foreseeable future. We incurred losses from operations of approximately $431,572 in 1999 and $722,456 in 2000. We may never become profitable or sustain profitability. To achieve profitability, we will need to increase sales substantially which will require substantial sales and marketing expense. As of December 31, 2000, the book value of our liabilities exceeded the book value of our assets by $1,909,870 and we owed our Series A, Class B preferred stockholders $1,173,000 in accumulated dividends. Even if we achieve profitability, it will take substantial profits to pay our accrued dividends and otherwise reduce our outstanding liabilities. An extended period of continued losses and negative cash flow may prevent us from expanding or operating our business.

WE WILL NEED ADDITIONAL FUNDS WHICH, IF AVAILABLE, COULD RESULT IN ADDITIONAL DILUTION TO OUR STOCKHOLDERS. IF ADDITIONAL FUNDS ARE NEEDED AND ARE NOT AVAILABLE, OUR BUSINESS COULD BE NEGATIVELY IMPACTED.

         We have experienced negative cash flows from our operations each year since our inception and expect continued negative cash flows from our operations during 2001 and into 2002. Through 2000, we relied on financing provided to us by C. Wilbur Peters, chairman of our board, or entities controlled by him to finance our negative operating cash flow. On February 23, 2001, we sold $225,000 of secured convertible debentures and warrants to the selling security holders that are convertible into or exercisable for a substantial number of shares of our common stock. Under the terms of the agreement we entered into with the selling security holders, upon the effectiveness of the registration statement of which this prospectus is a part we are obligated to issue to the selling security holders an additional $225,000 of debentures and warrants that will also be convertible into or exercisable for a substantial number of shares of our common stock. We expect to require additional financing through public or private debt or equity financing at some point during the summer of 2001. However, our agreement with the selling security holders requires us to obtain the selling security holders' consent prior to negotiating or contracting with any third party to obtain additional equity financing or debt financing with an equity component until 180 days after the effective date of the registration statement of which this prospectus is a part.

         If we raise funds through the issuance of equity securities, the percentage ownership of our then-current stockholders will be reduced and the holders of the new equity securities may have rights, preferences or privileges senior to yours and will likely include financial and other covenants that will restrict our flexibility. If we borrow funds, the lenders would have rights senior to your rights and the terms of such indebtedness could impose restrictions on our operations and otherwise include financial and other covenants that will restrict our flexibility. If we are not able to raise funds on a timely basis, in sufficient amounts, we may not be able to continue to fund our operations.

OUR STOCK PRICE IS SUBJECT TO SIGNIFICANT VOLATILITY, WHICH COULD RESULT IN LITIGATION AGAINST US.

         There is currently an extremely limited trading market for our common stock. Our common stock is quoted on the Nasdaq OTC Bulletin Board under the symbol "VLPI". There can be no assurance that any regular trading market for our common stock will develop or, if developed, will be sustained. The trading prices of our common stock could be subject to wide fluctuations in response to:

         o actual or anticipated variations in our quarterly operating results;
         o changes in our supply or distribution relationships or those of our competitors;
         o        price reductions;
         o        the gain or loss of a significant customer or order;
         o        changes in governmental regulation of the water industry;
         o        general market or economic conditions; or
         o        other events or factors, many of which are beyond our control.

         In addition, the stock market as a whole and individual stocks have experienced extreme price and volume fluctuations. Our operating results in future quarters may be below the expectations of market makers and investors which would likely cause the price of our common stock to decline, perhaps substantially. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has occurred against the issuing company. There can be no assurance that such litigation will not occur in the future with respect to our company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on our business, prospects, financial condition and results of operations. Any adverse determination in such litigation could also subject us to substantial liabilities.

THE SALE OF SHARES ELIGIBLE FOR FUTURE SALE BY OUR CURRENT STOCKHOLDERS MAY DECREASE THE PRICE OF OUR COMMON STOCK.

         If our stockholders, including the selling security holders listed in this prospectus, sell substantial amounts of our common stock in the public market, including shares issued upon the conversion of outstanding convertible securities or upon the exercise of warrants, then the market price of our common stock could fall.

         As of April 4, 2001, we had issued $225,000 of secured convertible debentures to the selling security holders. Under the terms of the agreement we entered into with the selling security holders, upon the effectiveness of the registration statement of which this prospectus is a part and subject to certain closing conditions the selling security holders are obligated to purchase and we are obligated to issue to the selling security holders an additional $225,000 of debentures. The debentures are convertible into the number of shares of common stock as is determined by dividing the sum of the outstanding principal amount and the amount of accrued and unpaid interest thereon by the then current conversion price. The conversion price is equal to the lesser of $0.278, subject to adjustment under certain antidilution provisions, and fifty percent of the average of the lowest three inter-day trading prices for our common stock during the twenty trading day period ending one day prior to the date of conversion. Assuming $450,000 of debentures were outstanding on April 4, 2001, such debentures would have been convertible into approximately 1,694,277 shares of common stock, but this number of shares could prove to be significantly greater in the event of a decrease in the trading price of the common stock. You could therefore experience substantial dilution of your investment upon conversion of the debentures. The shares of common stock into which the debentures may be converted are being registered pursuant to the registration statement of which this prospectus is a part.

         As of April 4, 2001, we had issued warrants to purchase 150,000 shares of common stock to the selling security holders. Under the terms of the agreement we entered into with the selling security holders, we are obligated to issue to the selling security holders warrants to purchase an additional 150,000 shares of common stock upon the effectiveness of the registration statement of which this prospectus is a part. These warrants are exercisable over the next three years at a price per share equal to the lesser of $0.229, subject to adjustment under certain antidilution provisions, and the average of the lowest three inter-day trading prices for our common stock during the ten trading day period ending one trading day prior to the date of exercise. The shares of common stock issuable upon exercise of these warrants are being registered pursuant to the registration statement of which this prospectus is a part.

         As of April 4, 2001, we had 3,150,826 shares of common stock outstanding, all of which were freely tradeable without restriction under the Securities Act of 1933 unless held by affiliates. As of April 4, 2001, we had reserved 4,970,056 shares of common stock for issuance upon conversion of our outstanding preferred stock and exercise of stock options issued and outstanding or available to be issued pursuant to our 1991 Stock Option Plan and 5,000,000 shares of common stock for issuance upon conversion of the debentures and exercise of the warrants issued in connection with the sale of the debentures.

BECAUSE WE ARE SUBJECT TO THE "PENNY STOCK" RULES, THE LEVEL OF TRADING ACTIVITY IN OUR STOCK MAY BE REDUCED.

         Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

WE RELY HEAVILY ON OUR KEY EMPLOYEES, AND THE LOSS OF THEIR SERVICES COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

         Our success is highly dependent upon the continued services of key members of our senior management. If one or more members of our senior management were unable or unwilling to continue in their present positions, our business and operations could be disrupted. We have not entered into any employment agreement with any member of senior management and we do not maintain life insurance policies on any member of senior management.

AN INTERRUPTION IN THE SUPPLY OF COMPONENT PARTS THAT WE OBTAIN FROM THIRD PARTIES COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

         Our ability to assemble and package our water testing products is dependent on the component part manufacturing contracts we have entered into with certain of our suppliers. These suppliers may experience difficulty in supplying us component parts sufficient to meet our needs or they may terminate or fail to renew contracts for supplying us these component parts on terms we find acceptable. Any significant interruption in the supply of any of these parts could adversely effect our business, results of operations and financial condition, unless and until we are able to obtain component parts from other manufacturers.

A SIGNIFICANT AMOUNT OF OUR BUSINESS COMES FROM A CONCENTRATED GROUP OF CUSTOMERS AND ANY DECREASE IN REVENUE FROM THESE CUSTOMERS COULD HAVE AN ADVERSE EFFECT ON US.

         A significant portion of our sales in both 1999 and 2000 was generated from a limited number of customers. Sales to two major customers comprised approximately 16% and 10% respectively of our total 2000 sales. Sales to three major customers comprised approximately 18%, 13% and 13% respectively of our total 1999 sales. We expect that our sales will be similarly concentrated in the future. The loss of these key customers could significantly decrease our revenue, which would significantly harm our operating results.

WE FACE A HIGH LEVEL OF COMPETITION FROM OTHER COMPANIES IN THE WATER INDUSTRY.

         Our water test kit business competes directly with various companies that offer similar home water testing kits and indirectly with governmental and local commercial laboratories which perform laboratory tests on water for a fee and water treatment equipment dealers which offer free home water testing. While our product line is the most comprehensive set of home water test kits available to U.S. retailers and consumers, by adding to their product offerings, our competitors could develop similarly comprehensive lines of products. Also, companies not currently involved in the home water test kit market could enter it by developing competing lines of products. Potential competitors could include larger companies which may have significantly greater financial, development, marketing and distribution resources than we do.

         Our water treatment business competes with many local, regional and national water treatment dealers and their franchisees. Some of our competitors are larger companies which have significantly greater resources than we do.

         Our water vending business competes in the non-sparkling segment of the highly competitive bottled water market with companies that deliver water to homes and offices, off-the-shelf marketers and other vending machine operators as well as with water treatment products similar to ours. Many of our vending business's competitors have greater name recognition and significantly greater resources than we do. Because our vending business's primary competitive advantage over water delivery services and off-the-shelf marketers is price, a substantial decline in the price of either delivered or off-the-shelf bottled water could adversely affect the demand for water dispensed from our vending machines.

         Increased competition in any of our business segments could negatively impact our business by, among other things, reducing our sales or profit margins or both.

ADDITIONAL OR MORE STRINGENT GOVERNMENT REGULATION MAY RESULT IN FINES, PENALTIES, TAXES OR OTHER COSTS THAT MAY REDUCE OUR FUTURE EARNINGS.

         The water industry is subject to a variety of federal, state and local laws and regulations including licensing requirements, annual license and inspection fees, detailed design and quality standards, requirements of local plumbing codes and routine and random state-conducted regulatory quality inspections. Although we believe we are operating in substantial compliance with these laws and regulations, they and their interpretations and enforcement are subject to change. There can be no assurance that additional or more stringent requirements will not be imposed on our operations in the future. Failure to comply with such current or future laws and regulations could result in the imposition of fines, a temporary shutdown of our vending operations, the loss of certification to sell our vended water or, even in the absence of governmental action, a reduction in our profit margins based on increases in our cost of doing business due to licensing or inspection fees or other additional compliance costs.

BECAUSE WE DO NOT INTEND TO PAY ANY CASH DIVIDENDS ON OUR COMMON STOCK, OUR STOCKHOLDERS WILL NOT BE ABLE TO RECEIVE A RETURN ON THEIR SHARES UNLESS THEY SELL THEM.

         We have never paid or declared any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Our Certificate of Incorporation provides that we may not pay dividends on our common stock unless we have first paid all accrued dividends on our Series A, Class B preferred stock and dividends of $12.00 per share on our Series B, Class B preferred stock in the year in which the dividend on our common stock is proposed to be paid. As of December 31, 2000, we owed our Series A, Class B preferred stockholders $1,173,000 in accumulated dividends. Additionally, under the terms of the secured convertible debentures we issued to the selling security holders on February 23, 2001, so long as such debentures remain outstanding we are prohibited from paying any dividends on our common stock without the consent of the holders of such debentures. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them.


             CAUTIONARY STATEMENT AS TO FORWARD-LOOKING INFORMATION

         Statements in this prospectus as to projections of future financial or economic performance of the Company, and statements of our plans and objectives for future operations are "forward looking" statements, and are being provided in reliance upon the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Important factors that could cause actual results or events to differ materially from those projected, estimated, assumed or anticipated in any such forward looking statements include: general economic conditions in our markets including inflation; recession; increased competition from existing competitors and from any new entrants in our markets; any loss of key management personnel; changes in governmental regulations applicable to our business; and the availability of additional funding necessary to support our operations.


                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares of common stock offered hereby by the selling security holders.


                              PLAN OF DISTRIBUTION

         The shares being offered by the selling security holders, or their respective pledgees, donees, transferees or other successors in interest, will be sold from time to time in one or more transactions, which may involve block transactions:

         o on the Nasdaq OTC Bulletin Board or on such other market on which the common stock may from time to time be trading;
         o        in privately-negotiated transactions;
         o        through the writing of options on the shares;
         o        short sales; or
         o        any combination thereof.

         The sale price to the public may be:

         o        the market price prevailing at the time of sale;
         o        a price related to such prevailing market price;
         o        at negotiated prices; or
         o such other price as the selling security holders determine from time to time.

         The shares may also be sold pursuant to Rule 144. The selling security holders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The selling security holders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling security holders cannot assure that all or any of the shares described in this prospectus will be issued to, or sold by, the selling security holders. The selling security holders and any brokers, dealers or agents, upon effecting the sale of any of the shares described in this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations under such acts.

         The selling security holders, alternatively, may sell all or any part of the shares described in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

         The selling security holders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.


                                LEGAL PROCEEDINGS

         We are not currently party to any material legal proceedings. However, we are currently and may from time to time in the future become a party to various legal proceedings incidental to our business.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         Our directors and executive officers are as follows:

NAME &
DIRECTOR SINCE           AGE     POSITION
--------------           ---     --------

Donald R. Podrebarac     51      Chief Executive Officer, President and Director
1993

C. Wilbur Peters         78      Chairman of the Board, Treasurer and Director
1990

Larry C. Pratt           51      Vice President, Secretary and Director
1990

Duane G. Hansen          69      Director
1993

Phil Divine              55      Director
1993

         Our board of directors has five members. All directors currently hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. There are no family relationships between any of our directors or executive officers.

         Donald R. Podrebarac has served as our Chief Executive Officer and President since 1996 and has also served on our board of directors since 1993. Mr. Podrebarac served as Executive Vice President from 1994 to 1996. From 1992 to 1994 Mr. Podrebarac served as a consultant to the Company. From 1991 to 1992 Mr. Podrebarac served as President of Alaska Falls Bottling Company, a bottled water company and a wholly-owned subsidiary of Liqui-box Corporation, a publicly-traded bottled water company. From 1982 to 1989 Mr. Podrebarac served as President of Ambrosia Premium Water Company, a bottled water company founded by Mr. Podrebarac.

         C. Wilbur Peters has served as a director since our inception in 1990. He has served as Chairman of the Board and Treasurer since 1993. From 1993 to 1996 Mr. Peters served as Chief Executive Officer and President. Mr. Peters was the founder, Chief Executive Officer and President of Minnesota Fabrics, Inc., a publicly-traded piece goods retail company which was acquired by Hancock Fabrics, Inc., a fabric retailer, in 1985. Since 1985 Mr. Peters has been President and director of CTF, Inc., a non-profit corporation.

         Larry C. Pratt has served as a director since our inception in 1990. He has served as Vice President and Secretary since 1993. Since 1989 Mr. Pratt has served as a venture consultant for C. Wilbur Peters in connection with Mr. Peters' private investments. From 1985 to 1989 Mr. Pratt served as Administrative Manager of Hancock Fabrics, Inc, a fabric retailer.

         Duane G. Hansen joined our board of directors in 1993. Mr. Hansen was Group Vice President of Minnesota Fabrics, Inc. at the time of its acquisition by Hancock Fabrics, Inc. in 1985 and continued as Vice President until 1987. Since 1987 Mr. Hansen has been self-employed and from 1991 to 1996 he served as York County (S.C.) Republican Chairman.

         Phil Divine joined our board of directors in 1993. Since February 2001, Mr. Divine has served as Director of Human Resources for Calvary Church, located in Matthews, North Carolina. From 1999 to 2001, Mr. Divine served as Director of Management Development and Training for Osprey Systems, Inc., an electronic commerce consulting firm. From 1997 to 1999 Mr. Divine served as Chief Information Officer for Osprey Systems. From 1996 to 1997 Mr. Divine served as Practice Manager for Osprey Systems. From 1995 to 1996 Mr. Divine was a consultant for Phil Divine, Inc., a management consulting firm.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information as of March 19, 2001 with respect to the beneficial ownership of our common stock both before and immediately following the offering by:

         o each person or group of affiliated persons we know to be the beneficial owner of 5% or more of our outstanding shares of common stock;

         o        each of the selling security holders;

         o        each director;

         o        each executive officer; and

         o        all directors and executive officers as a group.

                                                                         AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)             TITLE OF CLASS      BENEFICIAL OWNERSHIP(2)    PERCENT OF CLASS
---------------------------------------             --------------      -----------------------    ----------------

C. Wilbur Peters
2004 Valencia Terrace
Charlotte, NC 28226                                     Common               3,858,577(3)               64.6%

Donald R. Podrebarac
1154 Baron Road                                         Common                612,700(4)                17.3%
Weddington, NC 28173

Larry C. Pratt
5001 Smith Farm Road                                    Common                373,888(5)                10.6%
Matthews, NC 28104

Duane G. Hansen
1999 Candlewick Drive                                   Common                 6,000(6)                  0.2%
Fort Mill, SC 29715

Phil Divine
2235 Ramblewood Lane                                    Common                 6,000(7)                  0.2%
Charlotte, NC 28210

CTF, Inc.
2004 Valencia Terrace                                   Common               1,294,057(8)               38.0%
Charlotte, NC 28226

Bessie Peters
2004 Valencia Terrace                                   Common               1,294,057(9)               38.0%
Charlotte, NC 28226

Brian E. Huey
1629 Stevens Ridge Road                                 Common                  230,000                  7.3%
Matthews, NC 28105

Gary Moore
c/o McKinney Reese McAlister & Company                  Common                160,000(10)                5.1%
P.O. Box 25579
Greenville, SC 29616-0579

Buntin S. Podrebarac
1154 Baron Road                                         Common                212,700(11)                6.8%
Weddington, NC  28173

All Directors and executive officers as a group                                4,848,145
(5 persons)                                             Common              (3)(4)(5)(6)(7)             72.6%

--------------------

(1) The information about ownership was furnished to the Company by the indicated beneficial owners, except for information with respect to Gary Moore which was provided to us by our transfer agent.

(2) All shares are owned directly and with sole voting and dispositive power except as otherwise noted.

(3) Includes 1,038,501 shares held by CTF, Inc. and 255,556 shares issuable upon conversion of 575,000 shares of Series A, Class B preferred stock owned by CTF, Inc. as well as 1,564,500 shares issuable upon conversion of 31,290 shares of Series B, Class B preferred stock and 1,000,000 shares subject to presently exercisable options owned directly by Mr. Peters. Mr. Peters and his wife, Bessie Peters, are the sole directors of CTF, Inc., a non-profit corporation. As such they have share power to vote and dispose of the shares owned by CTF, Inc.

(4) Includes 212,700 shares owned jointly by Mr. Podrebarac and his wife, Buntin S. Podrebarac, and 400,000 shares subject to presently exercisable options held by Mr. Podrebarac.

(5) Includes 300,000 shares subject to presently exercisable options held by Mr. Pratt.

(6) Includes 6,000 shares subject to presently exercisable options held by Mr. Hansen.

(7) Includes 6,000 shares subject to presently exercisable options held by Mr. Divine.

(8) Includes 255,556 shares obtainable upon conversion of 575,000 shares of Series A, Class B preferred stock owned by CTF, Inc.

(9) Includes 1,038,501 shares held by CTF, Inc. and 255,556 shares issuable upon conversion of 575,000 shares of Series A, Class B preferred stock owned by CTF, Inc. Mrs. Peters and her husband, C. Wilbur Peters, are the sole directors of CTF, Inc., a non-profit corporation. As such they have share power to vote and dispose of the shares owned by CTF, Inc.

(10) Includes shares registered in the name of Gary Moore, which are the only shares known by us to be owned by Mr. Moore.

(11) Includes 212,700 shares owned jointly by Mrs. Podrebarac and her husband, Donald R. Podrebarac.


                                                                 SHARES OF CLASS                        PERCENT OF
                                               SHARES OF CLASS    BEING OFFERED    SHARES OF CLASS     CLASS OWNED
NAME AND ADDRESS OF                TITLE OF    OWNED PRIOR TO       UNDER THIS       OWNED AFTER       AFTER THIS
SELLING SECURITY HOLDER             CLASS      THIS OFFERING(1)     PROSPECTUS      THIS OFFERING        OFFERING
-----------------------            --------    ----------------  ---------------   ---------------     -----------

AJW Partners, LLC
155 First Street, Suite B           Common        1,772,691         1,772,691             --                --
Mineola, NY  11501

New Millennium Capital
Partners II, LLC                    Common        1,772,691         1,772,691             --                --
155 First Street, Suite B
Mineola, NY  11501
Equilibrium Equity, LLC
155 First Street, Suite B
Mineola, NY  11501                  Common         443,172           443,172              --                --

--------------------

(1) The number of shares set forth in the table for the selling security holders represents an estimate of the number of shares of common stock to be offered by the selling security holders. The actual number of shares of common stock issuable upon conversion of the debentures and exercise of the related warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time including, among other factors, the future market price of our common stock. The actual number of shares of common stock described in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the debentures and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. Under the terms of the debentures, if the debentures had actually been fully converted on April 4, 2001, the conversion price would have been $0.2656 and the number of shares issued upon such conversion would have been 1,694,277. Under the terms of the warrants, if the warrants had actually been fully exercised on April 4, 2001, the exercise price would have been $0.229 and the number of shares issuable upon such exercise would have been 300,000.

         Under the terms of the debentures and the related warrants, unless otherwise waived by the security holders, the debentures are convertible and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of debentures or unexercised portions of the warrants) would not exceed 4.9% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling security holder exceeds the number of shares of common stock that the selling security holder could own beneficially at any given time through their ownership of the debentures and the warrants. In that regard, the beneficial ownership of the common stock by the selling security holder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.


SERIES A PREFERRED STOCKHOLDERS RIGHT TO ELECT MAJORITY OF BOARD OF DIRECTORS

         Pursuant to the terms of our Certificate of Incorporation, if by June 30, 1996 we have not redeemed all outstanding shares of Series A, Class B preferred stock or if we fail to make two quarterly dividend payments in any one year on such shares, the holders of our shares of Series A, Class B preferred stock are entitled to elect a majority of our board of directors. Currently all of our outstanding shares of Series A, Class B preferred stock are owned by CTF, Inc., a non-profit corporation controlled by C. Wilbur Peters, chairman of our board. We have not redeemed any shares of our Series A, Class B preferred stock and have not made any quarterly dividend payments on such shares since June 1992. As a result, since January 1993 CTF, Inc. has been entitled to elect a majority of our board of directors. CTF, Inc. will continue to have the right to elect a majority of our board of directors until we have redeemed all outstanding shares of our Series A, Class B preferred stock.


                            DESCRIPTION OF SECURITIES


GENERAL

         The authorized capital stock of the Company consists of 20,000,000 shares of common stock, par value $0.01 per share, 3,303,375 shares of Class A preferred stock, par value $.01 per share, and 1,000,000 shares of Class B preferred stock, par value $0.01 per share. Our Certificate of Incorporation provides that shares of Class B preferred stock may be issued in one or more series with relative rights, preferences and limitations as fixed by our board of directors. To date our board of directors has established two different series of shares of Class B preferred stock, denominated Series A, Class B preferred stock and Series B, Class B preferred stock, respectively. 575,000 shares of Series A, Class B preferred stock have been authorized, 31,290 shares of Series B, Class B preferred stock have been authorized and 393,710 shares of Class B preferred stock remain undesignated and are available for issuance. As of March 12, 2001, we had 3,150,826 shares of common stock outstanding, 3,303,375 shares of Class A preferred stock outstanding, 575,000 shares of Series A, Class B preferred stock outstanding, and 31,290 shares of Series B, Class B preferred stock outstanding.

VOTING RIGHTS

         Each holder of common stock is entitled to one vote per share on any matter requiring a shareholder vote. Our shares of common stock do not have cumulative voting rights in the election of directors, and directors are elected by a plurality of the votes cast for nominees for the positions to be filled by shareholder vote. Holders of shares of preferred stock have no general voting rights other than as required by law. If, however, by June 30, 1996 we have not redeemed all outstanding shares of Series A, Class B preferred stock or if we fail to make two quarterly dividend payments in any one year on such shares, the holders of our shares of Series A, Class B preferred stock are entitled to elect a majority of our board of directors. We have not redeemed any shares of our Series A, Class B preferred stock and have not made any quarterly dividend payments on such shares since June 1992. As a result, since January 1993 the sole holder of our shares of Series A, Class B Preferred stock, CTF, Inc., a non-profit corporation controlled by the chairman of our board, C. Wilbur Peters, has been entitled to elect a majority of our board of directors. CTF, Inc. will continue to have the right to elect a majority of our board of directors until we have redeemed all outstanding shares of our Series A, Class B preferred stock. Consequently, the holders of our shares of common stock are entitled to elect only two members of our five member board of directors.

DIVIDEND RIGHTS

         Holders of our shares of Class A preferred stock are not entitled to receive any dividends on such shares.

         Holders of our shares of Series A, Class B preferred stock are entitled to a cumulative quarterly dividend of 12% per year based on a per share value of $2.00 ("Series A, Class B Dividends"). Series A, Class B Dividends accrue on a daily basis whether or not declared and whether or not we have sufficient legally available funds to pay them. Series A, Class B Dividends are payable prior and in preference to any other distributions payable with respect to any other classes or series of our capital stock.

         After all accrued Series A, Class B Dividends have been paid, holders of our Series B, Class B preferred stock are entitled to dividends of up to $12.00 per share per calendar year (noncumulative) as declared by our board of directors and prior and in preference to any other distributions payable with respect to any other classes or series of our capital stock ("Series B, Class B Dividends").

         After payment of all accrued Series A, Class B Dividends and payment of $12.00 per share of Series B, Class B Dividends in a calendar year, and any preferred dividends declared on any other series of Class B preferred stock that may be designated in the future, holders of our shares of common stock are entitled to dividends as declared by our board of directors. The determination and declaration of dividends on our shares of Series B, Class B preferred stock and our shares of common stock is within the discretion of the board of directors subject to legal limitations and the contractual limitations set forth in the secured convertible debentures we issued to the selling security holders on February 23, 2001. Such contractual limitations prohibit us from paying any dividends on our common stock without the consent of the holders of such debentures.

LIQUIDATION RIGHTS

         Upon our liquidation, holders of shares of our Series A, Class B preferred stock are entitled to a liquidation preference of $0.01 per share prior and in preference to any other distributions payable with respect to any other classes or series of our capital stock (the "Series A, Class B Liquidation Preference").

         Upon our liquidation and following payment of the Series A, Class B Liquidation Preference, holders of our shares of Series B, Class B preferred stock are entitled to a liquidation preference of $10.00 per share prior and in preference to any other distributions payable with respect to any other classes or series of our capital stock (the "Series B, Class B Liquidation Preference").

         Upon our liquidation and following payment of the Series A, Class B Liquidation Preference and the Series B, Class B Liquidation Preference, holders of our shares of Class A preferred stock are entitled to a liquidation preference of $.01 per share prior and in preference to any other distributions payable with respect to any other classes or series of our capital stock (the "Class A Liquidation Preference").

         Upon our liquidation and following payment of the Series A, Class B Liquidation Preference, the Series B, Class B Liquidation Preference and the Class A Liquidation Preference, and any liquidation preference on any other series of Class B preferred stock that may be designated in the future, our remaining assets are available for distribution to holders of our shares of common stock.

CONVERSION RIGHTS; COMPANY'S RIGHT TO REDEEM SHARES OF PREFERRED STOCK

         Our Certificate of Incorporation provides that, subject to adjustment for stock dividends, subdivisions, combinations, reorganizations and reclassifications, each share of our Class A preferred stock is convertible at the holder's election into one share of our common stock. However, all 3,303,375 outstanding shares of our Class A preferred stock are currently being held in escrow pursuant to an Escrow Agreement (the "Escrow Agreement") dated March 31, 1992 by and among us, all the original holders of outstanding shares of Class A preferred stock, J.W. Gant & Associates, Inc. (the underwriter for our 1992 initial public offering) and First Union National Bank ("Escrow Agent") under which the original holders have agreed that during the escrow period provided for in the Escrow Agreement they will not exercise any conversion rights with respect to the shares of Class A preferred stock held in escrow thereunder. Under the terms of the Escrow Agreement, the Escrow Agent was required to release the shares of Class A preferred stock held in escrow thereunder to the original holders only upon the Company's achieving certain performance targets during its first five full fiscal years following March 31, 1992. None of such performance targets were met. The Escrow Agreement further provided that following the Company's failure to meet such performance targets and the expiration of the escrow period, the Escrow Agent was to release the shares of Class A preferred stock held under the Escrow Agreement to the Company and the Company was to redeem such shares at par value ($.01 per share, or an aggregate of $33,034). As of March 2000 the shares of Class A preferred stock held under the Escrow Agreement had not yet been released to the Company. At the board meeting held March 7, 2000, our board of directors resolved that the Company should take action to cause all outstanding shares of Class A preferred stock to be released from escrow so that such shares may be redeemed by the Company pursuant to the terms of the Escrow Agreement or on such other terms as may be agreed upon between the Company and the original holders of the Class A preferred stock. Such original holders include CTF, Inc. (a non-profit corporation of which Mr. Peters and his wife are the sole directors) and Mr. Pratt, who hold 1,156,182 and 165,169 shares, respectively, of the Class A preferred stock. The shares of Class A preferred stock held under the Escrow Agreement have not yet been released to the Company, remain outstanding and are still subject to redemption by the Company. The aggregate redemption price of $33,034 is reflected as a liability on the Company's balance sheet as of December 31, 2000.

         Subject to adjustment for stock dividends, subdivisions, combinations, reorganizations and reclassifications, each share of our Series A, Class B preferred stock is convertible at the holder's election into four-ninths (4/9) of a share of our common stock (or an aggregate of 255,556 shares of common stock). Subject to adjustment for stock dividends, subdivisions, combinations, reorganizations and reclassifications, following November 5, 2000 each share of our Series B, Class B preferred stock is convertible at the holder's election into fifty shares of our common stock (or an aggregate of 1,564,500 shares of common stock).

         At any time, we may redeem all outstanding shares of our Series A, Class B preferred stock for $2.00 per share (or an aggregate of $1,150,000). At any time, we may redeem all outstanding shares of our Series B, Class B preferred stock for $100.00 per share (or an aggregate of $3,129,000), provided we have paid all declared dividends on the Series B, Class B preferred stock.

NO PREEMPTIVE RIGHTS

         Holders of the shares of capital stock do not have preemptive rights to subscribe for additional shares on a pro rata basis if and when we offer additional shares for sale.

DESCRIPTION OF SECURED CONVERTIBLE DEBENTURES AND WARRANTS

         The securities being offered by the selling security holders consist of shares of common stock that are issuable upon the conversion of $225,000 of secured convertible debentures and upon the exercise of warrants that we issued in private placements on February 23, 2001 and upon the conversion of an additional $225,000 of secured convertible debentures and the exercise of additional warrants that we will issue to the selling security holders within 10 business days following the effectiveness of the registration statement of which this prospectus is a part. The debentures (including the additional debentures) have an aggregate original principal amount of $450,000 bear interest at a rate of 12% per annum. The debentures are convertible into common stock at a conversion price equal to the lesser of $.278, subject to adjustment under certain antidilution provisions, and fifty percent of the average of the lowest three inter-day trading prices for our common stock during the twenty trading day period ending one trading day prior to the date of conversion. The warrants (including the additional warrants) are exercisable for a three year period for an aggregate of 300,000 shares of our common stock at an initial exercise price equal to the lesser of $0.229, subject to adjustment under certain antidilution provisions, and the average of the lowest three inter-day trading prices for our common stock during the ten trading day period ending one trading day prior to the date of exercise.

         The debentures provide that they may not be converted into common stock, nor may the holder receive shares in payment of interest, if the debenture holder and any affiliate would, as a result, beneficially own more than 4.9% of our company's issued and outstanding shares of common stock. However, this limitation can be waived by the holder as to itself by giving 30 days' prior notice to us. The conversion limitations do not preclude a holder from converting and selling all or a portion of the outstanding principal amount of the debentures that would result in the beneficial ownership by such holder of less than 4.9% of the shares of common stock then outstanding, and thereafter converting and selling an additional similar portion of its holdings. In this manner such holder could over time receive and sell a number of shares of common stock in excess of 4.9% of the shares of common stock outstanding while never beneficially owning more than 4.9% at any one time.

         The number of shares being offered by the selling security holders represents 200% of the shares of common stock issuable to the selling security holders upon (i) full conversion of the debentures assuming all $450,000 of the debentures were converted on April 4, 2001 and (ii) exercise of the warrants assuming all 300,000 warrants were exercised on April 4, 2001. Because the number of shares of common stock issuable upon conversion of the debentures and as payment of interest thereon is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will then be issued in respect of such conversions or interest payments and, consequently, offered for sale under the registration statement of which this prospectus is a part, cannot be determined at this time. We have contractually agreed to include herein all shares of common stock issuable upon conversion of the debentures, payment of interest thereunder and exercise of the warrants issued to the selling security holders.

         The registration statement of which this prospectus is a part does not cover the sale or other transfer of the debentures or warrants. If a selling security holder transfers its debentures or warrants, the transferee of the debentures or warrants may not sell the shares of common stock issuable upon conversion or exercise of the debentures or warrants under the terms of this prospectus unless this prospectus is appropriately amended or supplemented by us. For the period a holder holds our debentures or warrants, the holder has the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership of the shares of common stock issuable upon conversion of the debentures or exercise of the warrants. The holders of the debentures and warrants may be expected to convert their debentures or exercise their warrants when the conversion or exercise price is less than the market price for our common stock. Further, the terms on which we could obtain additional capital during the period in which the debentures or warrants remain outstanding may be adversely affected.

         In connection with the sale of the secured convertible debentures and the warrants, C. Wilbur Peters, our largest stockholder and chairman of our board, executed a lock-up agreement with the selling security holders. The lock-up agreement prohibits Mr. Peters from selling or otherwise transferring any shares of common stock which he owns or of which he otherwise has the ability to transfer until February 21, 2002.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Since our inception our primary lender has been C. Wilbur Peters, chairman of our board, or entities controlled by Mr. Peters. As of June 30, 1999 our total indebtedness to Mr. Peters for money borrowed and for accrued and unpaid amounts due under equipment leases was approximately $5,180,000. On June 30, 1999 Mr. Peters forgave approximately $2,150,000 of our debt to him. On November 5, 1999 Mr. Peters released and discharged the balance due on our $3,035,535 promissory note to him and title to certain equipment being leased by the Company from him in exchange for our issuing 31,290 shares of our Series B, Class B preferred stock to Mr. Peters. On July 1, 1999, we established a line of credit with Mr. Peters in the amount of $750,000 evidenced by a promissory note bearing interest at the LIBOR Market Index Rate plus 1.50%, due and payable on June 30, 2001. At December 31, 2000, the outstanding balance of that note was approximately $759,406. On February 21, 2001, Mr. Peters executed an amendment to the promissory note extending its term to February 23, 2003. Under a $400,000 promissory note dated September 1, 1992 issued by us to CTF, Inc., a non-profit corporation controlled by Mr. Peters, we owed approximately $407,762 at December 31, 2000. On February 21, 2001, CTF, Inc. executed an amendment to the promissory note extending its term to February 23, 2003. Additionally, during the first quarter of 2001 through April 6, 2001 CTF, Inc. made total demand loans to the Company of $152,748. We have repaid in full all such demand loans.


                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         We have agreed to indemnify the selling security holders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the selling security holders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                             DESCRIPTION OF BUSINESS

         The Company was incorporated in North Carolina in January 1990. On December 23, 1991 the Company merged into a Delaware corporation bearing the same name as a result of which the Company became a Delaware corporation.

         We do business under the name American Water Service and sell a variety of water treatment and testing products and services, including home water test kits, water treatment equipment and high purity drinking water vended from machines placed at retail locations.

         We began as a manufacturer and distributor of two proprietary drinking water programs: The Drinking Water Machine(TM) and The Raindrop Shoppe(TM). The Drinking Water Machine(TM) was the first in-store water bottling program for grocery stores. The Raindrop Shoppe(TM) provided consumers with an in-store water vending program.

         In April 1992, we consummated an initial public offering of our shares of common stock at $3.25 per share. During the first twelve months of trading on the Nasdaq Stock Market our stock price fell to $.25 per share. The following year operational losses completely depleted all cash raised from the initial public offering.

         In March 1993, the chairman of our board, C. Wilbur Peters, made changes in management personnel, personally assumed the role of president and chief executive officer and began funding the Company's operations using his own financial resources. Soon thereafter, the Company halted placements of the unprofitable Drinking Water Machine(TM) and Raindrop Shoppe(TM) and began installing self-serve coin-operated water vending machines on revenue share programs with retailers.

         In March 1994, our common stock, trading as low as $.04 per share, ceased to be traded on the Nasdaq Stock Market. Since then it has been traded on the Nasdaq OTC Bulletin Board. Vending machine installations continued to grow, however, and in 1994 we began selling water treatment equipment for home and commercial use.

         In 1995 we began developing a line of home water test kits designed to enable consumers to test the safety and quality of their home's tap water. In late 1996 we launched the first of our PurTest(R) line of home water testing products, our PurTest(R) Bacteria test kit. By the fall of 1997 we had a comprehensive home water test kit product line on the market. Since then, because we believe the continued development of our PurTest(R) line of products offers the best opportunity to grow our business, it has been our primary focus.

WATER TESTING PRODUCTS

         We are currently the only U.S. provider of a comprehensive set of home water test kits. Our PurTest(R) line of test kits includes: PurTest(R) Bacteria, Nitrate, Nitrite; PurTest(R) Lead; PurTest(R) Iron Hardness Plus; PurTest(R) Pesticide; PurTest(R) Arsenic; and PurTest(R) Home Water Analysis Kit.

         Concern with the safety of water is growing in the United States as well as in other countries. According to a recent study conducted by the Water Quality Association, a water industry group, many Americans are concerned about their water and want to know more about what is in their water. In the United States there are over 16 million private drinking wells which the Environmental Protection Agency (the "EPA") recommends be tested annually for nitrates and coliform bacteria and more frequently for pesticides if a problem is suspected. We developed our PurTest(R) line of home water test kits to provide people concerned with the safety of their water with an alternative to laboratory testing:

         o Our PurTest(R) Bacteria, Nitrate, Nitrite test kit utilizes EPA based methods to determine the absence or presence of coliform bacteria and instantly shows whether or not water is above or below the EPA safe standards for nitrates or nitrites. This test kit typically retails for around $13.00.

         o Our PurTest(R) Pesticide test kit tests for 13 triazine elements and produces results in less than eight minutes. This test kit typically retails for around $13.00.

         o Our PurTest(R) Iron Hardness Plus test kit instantly tests for eight items including iron, hardness, copper, nitrates, nitrites, chlorine, water pH, and alkalinity. This test kit typically retails for around $6.00.

         o Our PurTest(R) Lead test kit detects lead down to the EPA safe standard of 15 ppb (parts per billion) and produces results in less than one hour. This test kit typically retails for around $15.00.

         o Our PurTest(R) Arsenic test kit detects arsenic down to the World Health Organization safe standard of 10 ppb (parts per billion) and produces results in minutes. This test kit typically retails for around $13.00.

         o Our comprehensive PurTest(R) Home Water Analysis kit includes the Bacteria, Nitrate, Nitrite kit, Iron Hardness Plus kit, and Lead test kit, allowing the user to screen water for 12 contaminants and conditions without needing to use a laboratory. This comprehensive test kit typically retails for around $30.00.

         We market our PurTest(R) line of products as a quick and inexpensive alternative to laboratory testing. Recommended uses include initial and regular follow-up testing to ensure continued water safety as well as testing following the installation of water treatment products to verify treatment effectiveness. Each of our test kits includes a toll-free number the customer can call to obtain free advice from our trained employees regarding water safety and available water treatment products.

         PurTest(R) products are available through our website (www.purtest.com) and nationwide at retailers including Ace Hardware, Do It Best, Lowe's, Menards, Meijers and many Home Depots, as well as water treatment dealers, water well drillers and other independent retailers and building centers. Through various international distributors, PurTest(R) products are sold internationally in 18 countries.

         We manufacture some component parts for PurTest(R) products ourselves. Other components are manufactured for us to our specifications by various suppliers. The principal active components are test strips, chemicals and powders designed to react with water samples. The test strips, chemicals and powders contain compounds that cause the test strip or water sample to change color to indicate the amount of the items being tested that is contained in the sample.

         Some of these test strips, chemicals and powders are supplied to us on an exclusive basis pursuant to marketing and manufacturing agreements we have entered into with four different suppliers which prohibit the supplier from selling them to other manufacturers or directly to consumers. We consider such exclusive arrangements to be important because of the time and effort invested in locating such suppliers, developing specifications and coordinating product development with such suppliers, and to keep competitors from obtaining the benefit of our product development work without making such investment themselves. We have one contract with a supplier of test strips which has a five-year term expiring in July 2004 and which automatically renews for one year terms unless it is terminated at least 60 days prior to its expiration. The remaining three contracts, each with a supplier of powder, are intended to be long-term but permit the supplier to terminate on 120 days notice. However, if any such contract is so terminated the supplier is required to provide us with all technical information necessary for us to either produce the powder ourselves, or have another supplier produce the powder for us.

         All component parts we use, including those supplied to us on an exclusive basis, can be purchased from other manufacturers. We believe the arrangements we have developed with our suppliers are adequate to meet our current needs. There can be no assurance, however, that we could obtain component parts from other manufacturers on terms as favorable as those we have with our current suppliers. We assemble and package the final product at our facilities in Matthews, North Carolina.

WATER TREATMENT EQUIPMENT AND SERVICES

         We also sell and service water treatment products for both home and office use. Our Puritron(TM) unit utilizes reverse osmosis technology to produce high purity drinking water at a location's primary drinking water faucet by filtering out contaminants such as dirt, sediment, dissolved solids, viruses, organic molecules, pesticides and chlorine. We sell Puritron(TM) units at wholesale to water treatment dealers for about $250 and will sell a unit to a retail customer with installation for around $600. We also offer Puritron(TM) service plans to customers for $20 to $30 per month. All new Puritron(TM) units we sell to consumers come with a five year limited warranty.

         Our PurGuard(R) unit utilizes ultraviolet technology to treat bacteria in water and is designed to treat water at its entry point into a household so that treated water is available throughout the household. We sell PurGuard(R) units at wholesale to water treatment dealers for between $200 and $300 and will sell a unit to a retail customer with installation for between $600 and $800. We also offer PurGuard(R) service plans to customers for $19.95 per month. All new PurGuard(R) units we sell come with a seven year limited warranty.

         We also offer a complete line of point of entry water treatment products including among other items softeners, neutralizers and iron filters and sell other water treatment products including replacement bulbs and filters and American Aqua(R) brand counter-top and shower head filtration products. We offer financing on the installed water treatment products we sell to customers with satisfactory credit ratings.

         On a parts and labor basis, within the greater Charlotte, North Carolina region we service all water treatment products we sell as well as all other water treatment products available on the market.

         Because we install and service most water treatment units we sell directly, our retail water treatment equipment business is limited geographically primarily to the greater Charlotte, North Carolina region. However, our full line of water treatment products is available for purchase though our website and our PurGuard(R) line of products is sold nationwide by Lowe's and by many water treatment dealers.

         We assemble some of our water treatment units at our facilities in Matthews, North Carolina. Other units are built for us to our specifications by various suppliers. We believe other sources of supply for such products are available and therefore do not believe the loss of any one of our current suppliers would have a material adverse effect on our operations.

VENDING MACHINES AND MISTING SYSTEMS

         We also sell drinking water dispensed to consumers through self-service vending machines as well as high purity water used by grocery stores in produce-misting systems. Our vending machines dispense high quality, low priced drinking water under the brand name "America's Purist Water." We charge around $.35 per gallon for water dispensed by our machines.

         We place our vending machines inside or outside retail stores and have revenue sharing arrangements with the stores. Establishments with whom we have such agreements include K-Mart, Harris Teeter, Kroger, Winn Dixie and Family Dollar. In some locations, in addition to vending water to consumers, our machines are used to purify water used in produce-misting systems we maintain for grocers. In other locations, we place machines used solely to provide water for produce-misting systems.

         Our vending machines utilize a combination of reverse osmosis, activated carbon, sediment filtration and/or ultra violet disinfection to process and treat water.

         We had approximately 150 vending and misting units in operation as of December 31, 2000 placed in various locations in Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia.

         Our water vending and misting units are built for us to our specifications by various suppliers. We believe other sources of supply are available and therefore do not believe the loss of any one of our current suppliers would have a material adverse effect on our operations.

MAJOR CUSTOMERS

         Sales to two major customers comprised approximately 16% and 10% of our total 2000 sales. Sales to three major customers comprised approximately 18%, 13% and 13% of our total 1999 sales.

COMPETITION

         While there are various companies that offer home water testing kits that compete directly with one or more of our individual PurTest(R) products, our PurTest(R) product line is the most comprehensive set of home water test kits available to U.S. retailers and consumers. Because we are able to offer retailers the ability to purchase a comprehensive line of products from a single supplier we believe retailers are more likely to purchase product from us so they may avoid having to deal with multiple suppliers. By adding to their product offerings, however, other firms could develop similarly comprehensive lines of products. Also, companies not currently involved in the home water test kit market could enter it by developing competing lines of products. Potential competitors could include larger companies which have greater financial, development, marketing and distribution resources than we do.

         In addition, laboratory testing which is available nationwide competes directly with our water test kit business. In many locations, laboratory testing is offered by health departments and other governmental agencies or by local commercial laboratories that will test water for a fee. There are also a number of laboratories that offer mail-order water testing services. In many areas water treatment equipment dealers offer free home water testing as a part of their marketing efforts.

         We believe our home water test kits offer significant competitive advantages over laboratory testing. Our test kits are generally less expensive than other available testing services and are also more convenient since the user performs the test right at the source without needing to bring or mail a sample to a laboratory or schedule an appointment with a technician. Our PurTest(R) products also generally produce results much more quickly than laboratory alternatives. Because PurTest(R) products are utilized at the home there is no danger of sample contamination as can happen when samples are sent through the mail to laboratories. Also, users of our PurTest(R) products, unlike users of the free water testing performed by water treatment dealers, can quickly and inexpensively test their water without being subject to any unwanted sales pitch.

         The water treatment industry is highly competitive. Our water treatment equipment business competes with many local, regional and national water treatment dealers and their franchisees. Some of our competitors are larger companies which have significantly greater resources than we do. We believe that because our current supply arrangements are favorable we are able to offer more competitive prices on our water treatment products than many of our competitors and that our PurGuard(R) unit features technology superior to that of many competing products. We also believe our ability to service all makes and models of water treatment equipment gives us a competitive advantage over many other water treatment equipment servicers.

         Our water vending business competes in the non-sparkling segment of the highly competitive bottled water market with companies that deliver water to homes and offices, off-the-shelf marketers and other vending machine operators as well as with water treatment products similar to our Puritron(TM) and PurGuard(R) units available on the market. Many of our vending business's competitors, including water vending companies like Glacier Water Services (Glacier), as well as bottled water companies like the Perrier Group (Poland Spring), have significantly greater resources than we do. In addition, there are a number of smaller companies that place water vending machines in territories we serve and compete directly with our vending business. Because our vending business's primary competitive advantage over water delivery services and off-the-shelf marketers is price, a substantial decline in the price of either delivered or off-the-shelf bottled water could adversely affect the demand for water dispensed from our vending machines.

REGULATION

         The water industry is subject to a variety of federal, state and local laws and regulations. Various state laws and regulations require us to obtain licenses for our vending machines, pay annual license and inspection fees, comply with certain detailed design and quality standards regarding our vending machines and our vended water, and continuously control the quality of our vended water. In some states our vending machines are subject to routine and random state-conducted regulatory quality inspections. Installation of our water treatment products is generally subject to local plumbing codes. Although we believe we are operating in substantial compliance with these laws and regulations, they and their interpretations and enforcement are subject to change. There can be no assurance that additional or more stringent requirements will not be imposed on our operations in the future. Failure to comply with such current or future laws and regulations could result in the imposition of fines, a temporary shutdown of our vending operations, the loss of certification to sell our vended water or, even in the absence of governmental action, a reduction in our profit margins based on increases in licensing or inspection fees payable by us or other additional compliance costs.

EMPLOYEES

         As of December 31, 2000, we had a total of 18 full time employees and one part time employee. None of our employees is covered by a collective bargaining agreement. We believe that our relations with our employees are good.


            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         The following discussion should be read in conjunction with the Company's Financial Statements and the related notes thereto attached hereto beginning at page F-1.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1999 AND DECEMBER 31,
2000

         Increasing sales of our PurTest(R) line of products was our primary focus in 1999 and 2000. We sought to increase sales primarily by developing relationships with regional chain stores like Meijers which began selling PurTest(R) products in the summer of 1999 and national chain stores like Menards, which began selling PurTest(R) products in September 1999. We also sought to increase consumer awareness of PurTest(R) products by obtaining endorsements from organizations like the American Quality Institute, which awarded the PurTest(R) product line its "Consumer Product Award" for 1999 and 2000, and "Today's Homeowner" magazine which selected our PurTest(R) product line as one of its "Best New Products for 1999."

         Revenues from operations for 2000 decreased 15% to $1,658,035 from $1,947,021 in 1999. The decrease in operating revenues was primarily the result of a 21% decrease in sales of our PurTest(R) line of products, which fell from $1,196,090 in 1999 to $950,621 in 2000. Sales of our PurTest(R) products declined principally because in the third quarter of 1999 we had a large initial PurTest(R) order from a national chain store of $362,261, whereas in 2000 we did not receive any similar orders. Reorders for PurTest(R) products from existing customers rose to approximately $800,000 in 2000 from approximately $650,000 in 1999. Revenues from the sales and service of water treatment equipment increased 4.4% from $411,563 in 1999 to $429,847 in 2000. Due chiefly to a shift in focus and resources toward development of our PurTest(R) line of products, revenues from our water vending and misting operations decreased 18% from $339,367 in 1999 to $277,569 in 2000.

         Primarily as a result of the decrease in sales of PurTest(R) products in 2000, gross margin decreased to 28% from 32% in 1999.

         Loss from operations increased to $722,456 in 2000 from $431,572 in 1999. Expense items contributing to this loss included payroll costs of $389,017 up 11% from $351,961 in 1999; sales and marketing costs for our PurTest(R) line totaling $256,326 in 2000, down 16% from $304,936 in 1999; and professional fees, primarily associated with our filing of a registration statement on Form 10-SB to register our common stock under the Securities Exchange Act of 1934 and our exploration of additional financing sources which were $216,712 in 2000, up from $91,161 in 1999. We anticipate incurring a relatively high level of professional fees associated with our becoming a public reporting company and our continued exploration of additional financing sources (see discussion below under LIQUIDITY AND CAPITAL RESOURCES).

         Net loss for 2000 was $793,761, compared to a net loss of $795,119 in 1999. Net loss was impacted by an increase in loss from operations which was $722,456 in 2000 compared to $431,572 in 1999 mitigated by a decrease in interest expense from $369,951 in 1999 to $77,329 in 2000. Interest expense was reduced as a result of the elimination during 1999 of debt owed to C. Wilbur Peters, Chairman of our board. On June 30, 1999 Mr. Peters forgave approximately $2,150,000 of our debt to him and on November 5, 1999 Mr. Peters released and discharged the balance due on our $3,035,535 promissory note to him in exchange for our issuing 31,290 shares of our Series B, Class B preferred stock to Mr. Peters.

         In February 2001 we issued to the selling security holders $225,000 of convertible debentures and warrants to purchase an aggregate of 150,000 shares of common stock (see discussion below under LIQUIDITY AND CAPITAL RESOURCES). Upon the conversion of the debentures and the exercise of the warrants the selling security holders may acquire shares of our common stock at a discount below the fair market value of such shares. Due to the preferential conversion feature of the debentures and the below fair market value exercise price of the warrants, we will record approximately $225,000 of interest expense and additional paid in capital in the first quarter of 2001. This debt issuance cost represents the value attributed to the conversion feature of the debentures and the warrants, and it has been limited to the amount of the proceeds allocated to the securities. In connection with the sale of the debentures we agreed to file with the Securities and Exchange Commission the registration statement of which this prospectus is a part for the resale of the shares of common stock issuable upon conversion of the debentures and exercise of the warrants. Upon the effectiveness of such registration statement we will issue to the investors an additional $225,000 of debentures and warrants to purchase an additional 150,000 shares of common stock. When we issue such debentures and warrants, which is expected to occur in the second quarter of 2001, we expect to record approximately $225,000 of interest expense and additional paid in capital.

LIQUIDITY AND CAPITAL RESOURCES

         We have incurred operating losses each year since our inception. Throughout that time C. Wilbur Peters, chairman of our board, or entities controlled by Mr. Peters have funded our operations by lending money to us and by leasing equipment to us used in our business. As of June 30, 1999 our total indebtedness to Mr. Peters for money borrowed and for accrued and unpaid amounts due under equipment leases was approximately $5,180,000. On June 30, 1999 Mr. Peters forgave approximately $2,150,000 of our debt to him and on November 5, 1999 Mr. Peters released and discharged the balance due on our $3,035,535 promissory note to him in exchange for our issuing 31,290 shares of our Series B, Class B preferred stock to Mr. Peters. On July 1, 1999, we established a line of credit with Mr. Peters in the amount of $750,000 evidenced by a promissory note bearing interest at the LIBOR Market Index Rate plus 1.50%, due and payable on June 30, 2001. At December 31, 2000, the outstanding balance of that note was approximately $759,406. On February 21, 2001 Mr. Peters executed an amendment to the promissory note extending its term to February 23, 2003. Under a $400,000 promissory note dated September 1, 1992 issued by us to CTF, Inc., a non-profit corporation controlled by Mr. Peters, we owed approximately $407,762 at December 31, 2000. On February 21, 2001 CTF, Inc. executed an amendment to the promissory note extending its term to February 23, 2003. This note bears interest at prime plus 2%. Additionally, during the first quarter of 2001 through April 6, 2001 CTF, Inc. made total demand loans to the Company of $152,748. We have repaid in full all such demand loans.

         Pursuant to a Securities Purchase Agreement dated February 23, 2001 (the "Securities Purchase Agreement"), on such date we received a $225,000 private equity investment from the selling security holders through the issuance of $225,000 aggregate principal amount of 12% Secured Convertible Debentures due February 23, 2002 (the "Debentures"), which are convertible into shares of our common stock at a conversion price of the lesser of $.278, subject to adjustment under certain antidilution provisions, and fifty percent of the average of the lowest three inter-day trading prices for our common stock during the twenty trading day period ending one trading day prior to the date of conversion. In connection with the sale of the Debentures we also issued to the selling security holders three-year warrants (the "Warrants") to purchase an aggregate of 150,000 shares of common stock at an exercise price equal to the lesser of $.229, subject to adjustment under certain antidilution provisions, and the average of the lowest three inter-day trading prices for our common stock during the ten trading day period ending one trading day prior to the date of exercise.

         In connection with the sale of the Debentures we also entered into a Registration Rights Agreement with the selling security holders (the "Registration Rights Agreement") pursuant to which we agreed to file with the Securities and Exchange Commission the registration statement of which this prospectus is a part for the resale of the shares of common stock issuable upon conversion of the Debentures and exercise of the Warrants. Pursuant to the terms of the Securities Purchase Agreement, upon the declaration of effectiveness of the registration statement and provided certain other customary closing conditions are satisfied, the selling security holders will be obligated to purchase, and the Company shall be obligated to sell and issue to the selling security holders, additional Debentures in the aggregate principal amount of $225,000 and additional Warrants to purchase an aggregate of 150,000 shares of common stock, with the closing of such purchase to occur within ten business days of the effective date of the registration statement.

         Net cash used by operating activities was $629,162 in 2000 and $242,333 in 1999. In both such years cash to fund such negative cash flows was obtained from the loans made to us by Mr. Peters described above. We do not expect positive cash flows from our operations during 2001 and into 2002. Even if we are successful in continuing to expand our product distribution, we expect that such expansion will continue to require additional cash. We believe that our cash on hand, cash generated from operations, and cash generated from the sale the Debentures described above will enable us to continue our operations through the summer of 2001. No assurance can be given, however, that such funds will satisfy our needs for such period or that, if needed, additional funds will be available. We expect to require additional financing to fund our operations at some point during the summer of 2001 and, to the extent that the secured convertible debentures have not been converted into shares of our common stock, we will require additional financing to repay the Debentures when due on February 23, 2002. We intend to explore various financing alternatives, including obtaining an equity credit line, the sale of convertible debt securities and the private placement of our equity securities. However, the Securities Purchase Agreement requires us to obtain the selling security holders' consent prior to negotiating or contracting with any third party to obtain additional equity financing or debt financing with an equity component until 180 days after the effective date of the registration statement of which this prospectus is a part. We have not yet received any commitments for additional financing and there is no assurance we will be able to obtain such financing. If we are unable to obtain any such additional necessary financing our financial condition and results of operations could be materially adversely affected and in order to continue as a going concern we might be required to substantially reduce expenses by among other things curtailing our efforts to increase sales of our PurTest(R) and PurGuard(R) product lines.


                             DESCRIPTION OF PROPERTY

         Our principal office and operating facilities are located in Matthews, North Carolina, in a building that we lease. The building, which contains approximately 2,300 square feet of office and 10,700 square feet of warehouse space, is in good condition. Our lease is for a term ending March 31, 2002, subject to extension at our option for an additional two years, at a monthly rate of $3,400. We believe that our current facilities will be adequate to meet our needs for the foreseeable future and that suitable additional or alternative space will be available if needed.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         As of March 12, 2001, we had issued and outstanding 3,150,826 shares of common stock held by approximately 153 holders of record.

         From March 1994 through May 2000 our common stock was quoted on the Nasdaq OTC Bulletin Board under the symbol "VLPI". From May 2000 through September 2000 our common stock was quoted in the "pink sheets" maintained by the National Quotation Bureau, LLC. Since September 2000 our common stock has been quoted on the Nasdaq OTC Bulletin Board. The range of high and low sales prices for the common stock as quoted on the Nasdaq OTC Bulletin Board or in the "pink sheets" are listed below for the periods indicated. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Fiscal Year 1999:          Quarter Ended:               High:          Low:
----------------           -------------                ----           ---

First Quarter              March 31, 1999               $0.75          $0.25
Second Quarter             June 30, 1999                $0.56          $0.41
Third Quarter              September 30, 1999           $0.69          $0.44
Fourth Quarter             December 31, 1999            $3.00          $0.44

Fiscal Year 2000:          Quarter Ended:               High:          Low:
----------------           -------------                ----           ---

First Quarter              March 31, 2000               $3.38          $1.75
Second Quarter             June 30, 2000                $2.06          $0.88
Third Quarter              September 30, 2000           $1.50          $0.55
Fourth Quarter             December 31, 2000            $1.38          $0.50

         We have never declared or paid any cash dividends on our common stock. We currently anticipate that we will retain any future earnings to fund the development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Our Certificate of Incorporation provides that we may not pay dividends on our common stock unless we have first paid all accrued dividends on our Series A, Class B preferred stock and dividends of $12.00 per share on our Series B, Class B preferred stock in the year in which the dividend on our common stock is proposed to be paid. Accrued dividends on our Series A, Class B preferred stock totaled $1,173,000 at December 31, 2000, and no dividends have been paid on our Series B, Class B preferred stock during 2001 through March 2001. Additionally, under the terms of the secured convertible debentures we issued to the selling security holders on February 23, 2001, so long as such debentures remain outstanding we are prohibited from paying any dividends on our common stock without the consent of the holders of such debentures. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including the restrictions described above, our earnings, financial conditions, operating results and current and anticipated cash needs.


                             EXECUTIVE COMPENSATION

EXECUTIVE AND DIRECTOR COMPENSATION

         Executive Compensation. Mr. Podrebarac is our only employee who receives compensation in excess of $100,000 per year. Mr. Podrebarac's salary is $130,000 per year. We pay the premiums on a $500,000 term life insurance for the benefit of Mr. Podrebarac and reimburse him for operating and maintenance expenses on his vehicle. We also may from time to time in our discretion pay performance bonuses to Mr. Podrebarac. Mr. Podrebarac is eligible to receive options to purchase shares of our common stock pursuant to our 1991 Stock Option Plan.

         Director Compensation. We pay each outside director a $500 fee for each meeting of the board of directors attended. Directors who are officers or employees of the Company receive no additional compensation for serving as directors. We reimburse all directors for all reasonable out-of-pocket expenses incurred in attending meetings of our board of directors and any of its committees.

         The following table shows the compensation paid by us for each of the years ended December 31, 2000, December 31, 1999 and December 31, 1998, respectively, to or for the account of Donald R. Podrebarac, our Chief Executive Officer.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                            COMPENSATION AWARDS        ALL OTHER
 NAME AND PRINCIPAL POSITION     FISCAL YEAR    SALARY ($)     BONUS ($)        OPTIONS (#)         COMPENSATION ($)
 ---------------------------     -----------    ----------     ---------        -----------         ----------------

Donald R. Podrebarac                2000          126,654        5,000               --                  998(1)
President & CEO                     1999          121,962         --                 --                  998(1)
                                    1998          116,234        5,000               --                  998(1)

--------------------

(1) Represents value of term life insurance premiums paid by us for the benefit of Mr. Podrebarac.

         The following table sets forth information relating to the exercise of options by Mr. Podrebarac during the year ended December 31, 2000 and the year-end value of his unexercised stock options.

                         AGGREGATED OPTION EXERCISES IN
                         2000 AND YEAR-END OPTION VALUES

                                  SHARES                             NUMBER OF SHARES          VALUE OF UNEXERCISED
                               ACQUIRED ON         VALUE          UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS AT
            NAME                 EXERCISE         REALIZED        OPTIONS AT YEAR-END (#)          YEAR-END ($)
            ----               ------------       --------        -----------------------    -----------------------
                                                                       EXERCISABLE/                EXERCISABLE/
                                                                       UNEXERCISABLE              UNEXERCISABLE
                                                                       -------------              -------------
Donald R. Podrebarac              100,000             --                 400,000/0                 162,000(1)/0

-------------------

(1) Based on the closing price of the Company's common stock as quoted on the Nasdaq OTC Bulletin Board on December 31, 2000 ($0.53 per share).


         CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                              FINANCIAL DISCLOSURE

         None.


                          TRANSFER AGENT AND REGISTRAR

         The stock transfer agent and registrar for our common stock is Computershare Trust Co., Lakewood, Colorado.


                                  LEGAL MATTERS

         Certain legal matters with respect to the legality of the securities offered pursuant to this prospectus will be passed upon for us by Kennedy Covington Lobdell & Hickman, L.L.P.


                                     EXPERTS

         The balance sheet as of December 31, 2000 and the statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2000 and 1999 have been included in this prospectus and in the registration statement of which this prospectus is a part in reliance upon the report, appearing elsewhere in this prospectus, of Wagner Noble & Company, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form SB-2 under the Securities Act of 1933, and the rules and regulations enacted under its authority, with respect to the common stock offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete, and in each instance reference is made to the full text of the contract or other document which is filed as an exhibit to the registration statement. Each statement concerning a contract or document which is filed as an exhibit should be read along with the entire contract or document.

         We file reports with the Securities and Exchange Commission. These reports are annual Forms 10-KSB, quarterly Forms 10-QSB and periodic Forms 8-K. We will furnish stockholders with annual reports containing financial statements audited by independent certified public accountants and such other periodic reports are we may deem appropriate or as required by law.

         For further information regarding us and the common stock offered in this prospectus, reference is made to the registration statement of which this prospectus is a part and its exhibits and schedules. The registration statement, including its exhibits and schedules, along with any other material we file with the Securities and Exchange Commission may be read at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these documents may be obtained from the Securities and Exchange Commission at its principal office in Washington, D.C. upon the payment of the charges prescribed by the Securities and Exchange Commission.

         The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission's address on the World Wide Web is http://www.sec.gov.

         PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Certificate of Incorporation provides that no director shall be liable to the Company for monetary damages for breach of fiduciary duty as a director except for liability for:

         o any breach of the duty of loyalty to the Company or its stockholders

         o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law

         o unlawful dividends or unlawful stock repurchases or redemptions; or

         o any transaction from which the director derived an improper personal benefit

         Our Certificate of Incorporation and our Bylaws require us to indemnify our officers and directors to the fullest extent permitted by the Delaware General Corporation Law. The Delaware General Corporation Law permits a corporation to indemnify a person for expenses, judgments, fines and amounts paid in settlement incurred in connection with actions, suits or proceedings (other than any actions by or in right of the corporation) brought against the person because the person was an officer or director of the corporation so long as the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action the person had no reasonable cause to believe his or her conduct was unlawful. The Delaware General Corporation Law permits a corporation to indemnify a person for expenses incurred in connection with actions, suits or proceedings by or in right of the corporation brought against the person because the person was an officer or director of the corporation so long as the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, provided that any such indemnity may be provided only to the extent the court in which such action or suit was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses in connection with the offering described in this registration statement:

                  SEC registration fee                        $764
                  Printing expenses                          2,000
                  Legal fees and expenses                   20,000
                  Accounting fees and expenses               5,000

                  TOTAL                                    $27,764

         All of the above expenses will be paid by the Company.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         On November 5, 1999 and pursuant to an Exchange Agreement with C. Wilbur Peters, chairman of our board and our primary lender, we issued 31,290 shares of our Series B, Class B preferred stock to Mr.

Peters in exchange for the release and discharge indebtedness totaling $3,035,535. The transaction was deemed to be exempt from registration under the Securities Act of 1933 (the "Securities Act") in reliance on Section 4(2) of the Securities Act, as a transaction by an issuer not involving a public offering

         Since January 1, 1998 and pursuant to our 1991 Stock Option Plan we have issued options to purchase an aggregate of 1,978,668 shares of our common stock. On January 18, 2000 and in connection with the exercise of a stock option granted pursuant to our 1991 Stock Option Plan, we issued 100,000 shares of our common stock to Donald R. Podrebarac, our president and chief executive officer, for aggregate consideration of $12,500. On January 18, 2000 and in connection with the exercise of a stock option granted pursuant to our 1991 Stock Option Plan, we issued 1,875 shares of our common stock to Sandra Miller for aggregate consideration of $468.75. These transactions were deemed exempt from registration under the Securities Act in reliance on Rule 701 promulgated under
Section 3(b) of the Securities Act, as transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such rule.

         On September 15, 2000, we entered into a consulting agreement with an investor relations firm pursuant to which we agreed as partial consideration for the services to be rendered to us under the agreement to issue to such firm 6,000 shares of our common stock on each of December 15, 2000, March 15, 2001, June 15, 2001 and September 14, 2001 and to promptly issue to such firm a warrant to purchase up to 100,000 shares of our common stock at a purchase price per share of $2.00. The warrant would have become exercisable for 25,000 shares on the date the closing price of our common stock exceeded $2.00, for an additional 25,000 shares on the date the closing price of our common stock exceeded $3.00, for an additional 25,000 shares on the date the closing price of our common stock exceeded $4.00 and for an additional 25,000 shares on the date the closing price of our common stock exceeded $5.00. The warrant would have expired on September 14, 2003. In December 2000 we delivered a notice to the consultant terminating the agreement. We have not issued any shares of our common stock or the warrant under the agreement and have taken the position that we are not obligated to do so.

         On December 1, 2000 we entered into a consulting agreement with a financial advisor pursuant to which we agreed as partial consideration for the services to be rendered to us under the agreement to issue to such firm 52,500 shares of our common stock. Such shares were issued on March 5, 2001. On February 16, 2001 we entered into an agreement with an investor relations firm pursuant to which we agreed as partial consideration for the services to be rendered to us under the agreement to issue to such firm options to purchase 50,000 shares of our common stock at an exercise price equal to the average trading price for our common stock during the ten day period ending on the day the consultant begins providing services to us under the agreement. We will issue these options in the near future. In March 2001 we entered into an agreement with an investor relations firm pursuant to which we agreed as partial consideration for the services to be rendered to us under the agreement to issue to such firm 26,190 shares of our common stock. We will issue these shares in the near future. These securities were or will be issued in reliance upon the exemption from the registration provisions of the Securities Act provided for by
Section 4(2) thereof for transactions not involving a public offering.

         On February 23, 2001, we issued 12% secured convertible debentures due February 23, 2002 in the aggregate principal amount of $225,000 to the selling security holders, which are convertible into shares of our common stock. In connection with the sale of the debentures we also issued to the selling security holders three-year warrants to purchase an aggregate of 150,000 shares of common stock. In connection with the sale of the debentures we also entered into a Registration Rights Agreement with the selling security holders pursuant to which we agreed to file this registration statement for resale of the shares of common stock issuable upon conversion of the debentures and exercise of the warrants. Within ten business days after the effective date of this registration statement, the selling security holders will purchase additional debentures in the aggregate principal amount of $225,000 and additional warrants to purchase an aggregate of 150,000 shares of common stock. These securities were issued in reliance upon the exemption from the registration provisions of the Securities Act provided for by Section 4(2) thereof for transactions not involving a public offering.

ITEM 27. EXHIBITS

         Exhibit No.       Document Description
         -----------       --------------------

         3.1 Certificate of Incorporation (Exhibit 2.1 to the Company's Form 10-SB filed March 14, 2000)

         3.2 Certificate of Designation Setting Forth the Preferences, Rights and Limitations of Series A, Class B Preferred Stock of Vital Living Products, Inc. (Exhibit 2.2 to the Company's Form 10-SB filed March 14, 2000)

         3.3 Certificate of Designation of Series B, Class B Preferred Stock Setting Forth the Powers, Preferences, Rights, Qualifications, Limitations and Restrictions of such Series of Class B Preferred Stock (Exhibit 2.3 to the Company's Form 10-SB filed March 14, 2000)

         3.4 Bylaws of Vital Living Products, Inc. (Exhibit 2.4 to the Company's Form 10-SB filed March 14, 2000)

         4.1 Form of Secured Convertible Debenture dated as of February 23, 2001 (Exhibit 4.1 to the Company's Form 8-K filed March 1, 2001)

         4.2 Schedule identifying omitted Secured Convertible Debentures dated as of February 23, 2001 which are substantially identical to the Form of Secured Convertible Debenture described in Exhibit 4.1 (Exhibit 4.2 to the Company's Form 10K-SB filed March 27, 2001)

         5.1               Opinion of Kennedy Covington Lobdell & Hickman,
                           L.L.P.

         10.1 Vital Living Products, Inc. 1991 Stock Option Plan (Exhibit 6.1 to the Company's Form 10-SB filed March 14, 2000)

         10.2 Instrument of Forgiveness of Indebtedness dated June 30, 1999 by C. Wilbur Peters (Exhibit 6.2 to the Company's Form 10-SB filed March 14, 2000)

         10.3 Note in favor of C. Wilbur Peters dated June 30, 1999 (Exhibit 6.3 to the Company's Form 10-SB filed March 14, 2000)

         10.4              Revolving Credit Note dated July 1, 1999 in favor of
                           C. Wilbur Peters (Exhibit 6.4 to the Company's Form 10-SB filed March 14, 2000)

         10.5 Exchange Agreement dated November 5, 1999 between the Company and C. Wilbur Peters (Exhibit 6.5 to the Company's Form 10-SB filed March 14, 2000)

         10.6 Promissory Note in favor of CTF, Inc. dated September 1, 1992 (Exhibit 6.6 to the Company's Form 10-SB filed March 14, 2000)

         10.7 Escrow Agreement dated March 31, 1992 between the Company, Henry H. Mummaw, Brian E. Huey, Joseph W. Mummaw, Larry C. Pratt, CTF, Inc., J.W. Gant & Associates, Inc. and First Union National Bank (Exhibit 6.7 to the Company's Form 10-SB filed March 14, 2000)

         10.8 First Amendment to Promissory Note in favor of CTF, Inc. dated February 21, 2001 (Exhibit 10.8 to the Company's Form 10K-SB filed March 27, 2001)

         10.9              First Amendment to Promissory Note in favor of C.
                           Wilbur Peters dated February 21, 2001 (Exhibit 10.9 to the Company's Form 10K-SB filed March 27, 2001)

         10.10 Securities Purchase Agreement dated as of February 23, 2001 between the Company AJW Partners, LLC, Millennium Capital Partners II, LLC and Equilibrium Equity, LLC (Exhibit 10.1 to the Company's Form 8-K filed March 1, 2001)

         10.11 Registration Rights Agreement dated as of February 23, 2001 between the Company AJW Partners, LLC, Millennium Capital Partners II, LLC and Equilibrium Equity, LLC (Exhibit 10.2 to the Company's Form 8-K filed March 1, 2001)

         10.12 Form of Stock Purchase Warrant dated as of February 23, 2001 (Exhibit 10.3 to the Company's Form 8-K filed March 1, 2001)

         10.13 Schedule identifying omitted Stock Purchase Warrants dated as of February 23, 2001 which are substantially identical to the Form of Stock Purchase Warrant described in Exhibit 10.12 (Exhibit 10.13 to the Company's Form 10K-SB filed March 27, 2001)

         10.14 Security Agreement dated as of February 23, 2001 between the Company AJW Partners, LLC, Millennium Capital Partners II, LLC and Equilibrium Equity, LLC (Exhibit 10.14 to the Company's Form 10K-SB filed March 27, 2001)

         23.1              Consent of Wagner Noble & Company

         23.2 Consent of Kennedy Covington Lobdell & Hickman, L.L.P. (included in Exhibit 5.1)

         24.1 Power of Attorney (contained on the signature page to this filing)


ITEM 28. UNDERTAKINGS

         The company hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement; and

                  (iii) include any additional or changed material information on the plan of distribution.

         (2) That, for determining liability under the Securities Act, each post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                              FINANCIAL STATEMENTS


              The following financial statements are included herein:

                                                                       Page

              Independent Auditor's Report                             F-1

              Balance Sheet                                            F-2

              Statement of Operations                                  F-4

              Statement of Changes in Stockholders' Equity             F-5

              Statement of Cash Flows                                  F-6

              Notes to Financial Statements                            F-8

WAGNER NOBLE & COMPANY
     CERTIFIED PUBLIC ACCOUNTANTS

                          INDEPENDENT AUDITOR'S REPORT


To the Stockholders and Board of Directors of Vital Living Products, Inc.

We have audited the accompanying balance sheet of Vital Living Products, Inc. as of December 31, 2000, and the related statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vital Living Products, Inc. as of December 31, 2000, and the results of its operations and its cash flows for the years ended December 31, 2000 and 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Charlotte, North Carolina,                             Wagner Noble & Company
February 26, 2001.

                           VITAL LIVING PRODUCTS, INC.

                                  BALANCE SHEET

                                DECEMBER 31, 2000


                                     ASSETS


 CURRENT ASSETS:
   Cash                                                                            $    400
   Accounts receivable, less allowance for doubtful accounts of $13,782             174,265
   Installment accounts receivable                                                   11,459
   Prepaid expense                                                                    2,987
   Inventory                                                                        291,986
                                                                                   --------
      Total current assets                                                          481,097

PROPERTY AND EQUIPMENT:
   Office furniture and equipment                                                    43,067
   Warehouse equipment                                                              107,646
   Computer equipment                                                               190,816
   Vehicles                                                                         113,954
   Water service equipment                                                          429,158
   Leasehold improvements                                                            22,557
                                                                                   --------
                                                                                    907,198
   Less accumulated depreciation                                                    717,589
                                                                                   --------
     Net property and equipment                                                     189,609

 OTHER ASSETS:
   Installment accounts receivable                                                   12,137
   Deferred costs, net of accumulated amortization of $51,070                        19,157
                                                                                   --------
                                                                                     31,294
                                                                                   --------
                                                                                   $702,000
                                                                                   ========


The accompanying notes to financial statements are an integral part of this statement.

                           VITAL LIVING PRODUCTS, INC.

                                  BALANCE SHEET

                                DECEMBER 31, 2000


                      LIABILITIES AND STOCKHOLDERS' EQUITY


 CURRENT LIABILITIES:
   Bank overdrafts                                                                                $      8,969
   Payable to related party                                                                             26,778
   Trade accounts payable                                                                              131,863
   Accrued interest payable to related parties                                                          17,198
   Demand note payable to related party                                                                 10,252
   Accrued dividends                                                                                 1,173,000
   Accrued payroll and payroll taxes                                                                    19,286
   Current portion of long-term notes payable                                                           13,253
    Other accrued liabilities                                                                           19,578
                                                                                                  ------------
      Total current liabilities                                                                      1,420,177

LONG-TERM NOTES PAYABLE:
   Notes payable to related parties                                                                  1,150,000
   Vehicle loans payable                                                                                8,659
                                                                                                  ------------
     Total long-term notes payable                                                                   1,158,659

REDEEMABLE PREFERRED STOCK, Class A, $.01 par value,
   3,303,375 shares authorized, issued and outstanding                                                  33,034

 STOCKHOLDERS' EQUITY:
   Common stock, $.01 par value, 20,000,000 shares authorized;
     3,422,173 shares issued and 3,098,326 outstanding                                                  34,221
   Preferred stock - Class B, convertible, $.01 par value, 1,000,000 shares authorized
     Series A - 575,000 shares outstanding                                                           1,150,000
     Series B - 31,290 shares outstanding                                                            1,783,935
   Paid-in capital                                                                                   7,962,201
   Treasury stock, 323,847 shares, at cost                                                             (75,000)
   Retained earnings (deficit)                                                                     (12,765,227)
                                                                                                  ------------
     Total stockholders' equity                                                                     (1,909,870)
                                                                                                  ------------
                                                                                                  $    702,000
                                                                                                  ============


The accompanying notes to financial statements are an integral part of this statement.

                           VITAL LIVING PRODUCTS, INC

                            STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                                               2000                    1999
                                                                           -----------             -----------
REVENUES:
   Product sales                                                           $ 1,295,937             $ 1,521,004
   Service revenues                                                            362,098                 426,017
                                                                           -----------             -----------
      Total revenues                                                         1,658,035               1,947,021

COST OF GOODS SOLD:
   Direct material costs                                                       673,335                 747,137
   Labor, taxes and fringes                                                    321,006                 293,785
   Travel, vehicle and other costs                                             117,207                  82,812
   Lawsuit settlement costs                                                         --                  62,407
   Research and development costs                                                   --                  47,000
   Depreciation                                                                 81,187                  94,302
                                                                           -----------             -----------
     Total cost of goods sold                                                1,192,735               1,327,443
                                                                           -----------             -----------

GROSS MARGIN                                                                   465,300                 619,578

SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES:
   Salaries, taxes and fringes                                                 389,017                 351,961
   Sales commissions and brokerage costs                                       115,527                 111,616
   Marketing, advertising and promotion expenses                               256,326                 304,936
   Travel and vehicle costs                                                     40,378                  47,051
   Professional fees and costs                                                 216,712                  91,161
   Bad debt expense                                                              3,413                   5,198
   Office and telephone costs                                                  128,659                 110,959
   Depreciation and amortization                                                16,999                  12,206
   Insurance and other expenses                                                 20,725                  16,062
                                                                           -----------             -----------
      Total selling, general and administrative expenses                     1,187,756               1,051,150

                                                                           -----------             -----------
INCOME (LOSS) FROM OPERATIONS                                                 (722,456)               (431,572)

OTHER REVENUES (EXPENSES):
    Interest expense                                                           (77,329)               (369,951)
    Other                                                                        6,024                   6,404
                                                                           -----------             -----------
     Total other revenues (expenses)                                           (71,305)               (363,547)
                                                                           -----------             -----------

NET INCOME (LOSS) BEFORE INCOME TAXES                                         (793,761)               (795,119)

INCOME TAX (PROVISION) BENEFIT                                                      --                      --
                                                                           -----------             -----------

NET INCOME (LOSS)                                                          $  (793,761)            $  (795,119)
                                                                           ===========             ===========

BASIC INCOME (LOSS) PER COMMON SHARE                                       $     (0.30)            $     (0.31)
                                                                           ===========             ===========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                                   3,094,081               2,996,451
                                                                           ===========             ===========


The accompanying notes to financial statements are an integral part of this statement.

                           VITAL LIVING PRODUCTS, INC.

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                                           Common Stock
                                       ----------------------                           Retained      Class A      Class B
                                        Number of      $.01     Paid-in    Treasury     Earnings     Preferred    Preferred
                                         Shares     Par Value  Capital       Stock      (Deficit)      Stock       Stock
                                       ----------   --------- ----------   --------    ------------  ---------   ----------
BALANCE, December 31, 1998              3,320,298   $33,203   $4,376,961   ($75,000)   ($10,900,347)   $33,034   $1,150,000
Dividends accrued on Series A,
   Class B, preferred stock at
   $.16 per share                              --        --           --         --        (138,000)        --           --
Issue of Series B, Class B
  Preferred stock, 31,290 shares
   in exchange for debt                        --        --           --         --              --         --           --

Debt forgiveness                               --        --    3,461,504         --              --         --           --

Services provided at no charge by
  stockholder                                  --        --       33,140         --              --         --           --

Net loss for the year ended
   December 31, 1999                           --        --           --         --        (795,119)        --           --

                                        ---------   -------   ----------   --------    ------------    -------   ----------
BALANCE, December 31, 1999              3,320,298   $33,203   $7,871,605   ($75,000)   ($11,833,466)   $33,034   $1,150,000
                                        =========   =======   ==========   ========    ============    =======   ==========

Dividends accrued on Series A,
   Class B, preferred stock at
   $.16 per share                              --        --           --         --        (138,000)        --           --

Reclassification of Class A,
   preferred stock                             --        --           --         --              --    (33,034)          --

Services provided at no charge by
  stockholder                                  --        --       35,408         --              --         --           --

Options granted to non-employees for
  services provided                            --        --       43,238         --              --         --           --

Issue of common stock, 101,875 shares     101,875     1,018       11,950         --              --         --           --

Net loss for the year ended
   December 31, 2000                           --        --           --         --        (793,761)        --           --

                                        ---------   -------   ----------   --------    ------------    -------   ----------
BALANCE, December 31, 2000              3,422,173   $34,221   $7,962,201   ($75,000)   ($12,765,227)   $    --   $1,150,000
                                        =========   =======   ==========   ========    ============    =======   ==========


                                            CLASS B, SER B           TOTAL
                                              PREFERRED           STOCKHOLDERS'
                                                STOCK                EQUITY
                                            --------------        -------------
BALANCE, December 31, 1998                     $       --          ($5,382,149)
Dividends accrued on Series A,
   Class B, preferred stock at
   $.16 per share                                      --             (138,000)
Issue of Series B, Class B
  Preferred stock, 31,290 shares
   in exchange for debt                         1,783,935            1,783,935

Debt forgiveness                                       --            3,461,504

Services provided at no charge by
  stockholder                                          --               33,140

Net loss for the year ended
   December 31, 1999                                   --             (795,119)

                                               ----------          -----------
BALANCE, December 31, 1999                     $1,783,935          ($1,036,689)
                                               ==========          ===========

Dividends accrued on Series A,
   Class B, preferred stock at
   $.16 per share                                      --             (138,000)

Reclassification of Class A,
   preferred stock                                     --              (33,034)

Services provided at no charge by
  stockholder                                          --               35,408

Options granted to non-employees for
  services provided                                    --               43,238

Issue of common stock, 101,875 shares                  --               12,968

Net loss for the year ended
   December 31, 2000                                   --             (793,761)

                                               ----------          -----------
BALANCE, December 31, 2000                     $1,783,935          ($1,909,870)
                                               ==========          ===========


The accompanying notes to financial statements are an integral part of this statement.

                           VITAL LIVING PRODUCTS, INC.

                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                                                     2000                   1999
                                                                                  -----------           -----------
 CASH FLOWS FROM OPERATING ACTIVITIES:
    Cash received from customers and others                                       $ 1,654,136           $ 2,001,000
    Cash paid to suppliers and employees                                           (2,219,458)           (2,191,264)
    Interest paid                                                                     (63,840)              (52,069)
                                                                                  -----------           -----------
       Net cash used by operating activities                                         (629,162)             (242,333)

 CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property and equipment                                                (82,946)              (54,740)
    Payments for trademarks and product design costs                                   (4,931)                   --
    Cash received from sale of fixed asset                                              1,642                    --
                                                                                  -----------           -----------
       Net cash used by investing activities                                          (86,235)              (54,740)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Draw on bank overdraft, net                                                        (29,657)               (8,844)
   Net proceeds from demand notes payable to related parties                          722,500               316,252
   Payments on notes payable                                                          (19,475)               (6,203)
   Proceeds from new borrowings                                                        28,800                    --
   Proceeds from common stock options exercised                                        12,968                    --
   Payments on obligations under capital leases payable to related party                   --                (8,997)
                                                                                  -----------           -----------
      Net cash provided by financing activities                                       715,137               292,208
                                                                                  -----------           -----------

NET DECREASE IN CASH                                                                     (261)               (4,865)

CASH, beginning of period                                                                 661                 5,526
                                                                                  -----------           -----------

CASH, end of period                                                               $       400           $       661
                                                                                  ===========           ===========


NONCASH TRANSACTIONS:
  Preferred Class B, Series A dividends of $138,000 were accrued during each year ended December 31, 2000 and 1999.

  Certain salaries to Company employees totaling $35,408 and $33,140 were paid by a stockholder during the year ended December 31, 2000 and 1999, respectively.

  In 1999, approximately $2,150,000 of capital lease obligations and related accrued interest plus accrued interest on a demand note payable were all forgiven by the related party to whom these amounts were owed.

  Options were granted to non-employees for services provided during the year ended December 31, 2000. The value of the options is approximately $43,000, which was recorded as an expense.

  Certain equipment purchases at a cost of approximately $26,000 remained in payables at year end December 31, 2000.


                                    Continued
                                       F-6

                           VITAL LIVING PRODUCTS, INC.

                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


RECONCILIATION OF NET INCOME (LOSS) TO
   NET CASH USED BY OPERATING ACTIVITIES:

                                                                                  2000                1999
                                                                                ---------           ---------
Net income (loss)                                                               $(793,761)          $(795,119)
Adjustments to reconcile net income (loss) to net cash
  used by operating activities:
     Depreciation and amortization                                                 98,186             106,507
     Gain on sale of fixed assets                                                    (844)                 --
     Services provided at no charge by stockholder                                 35,408              33,140
     Services provided by non-employees in exchange
        for stock options                                                          43,238                  --
     (Increase) decrease in accounts receivable                                    (9,080)             52,773
     Increase in inventory                                                        (11,914)            (47,594)
     (Increase) decrease in prepaid expenses                                       (2,987)             28,247
     Increase in payable to related party                                           4,231                  --
     Increase in trade accounts payable                                            46,281               7,961
     Increase (decrease) in accrued interest payable to related party              13,489              (6,425)
     Increase (decrease) in accrued payroll and payroll taxes                       2,486             (18,624)
     Increase (decrease) in other accrued liabilities                             (53,895)             72,494
     Interest expense included in debt forgiveness                                     --             324,307
                                                                                ---------           ---------
        Net cash used by operating activities                                   $(629,162)          $(242,333)
                                                                                =========           =========


The accompanying notes to financial statements are an integral part of this statement.

                           VITAL LIVING PRODUCTS, INC.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999



1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
       NATURE OF BUSINESS - Vital Living Products, Inc. sells various water testing materials, including kits which test for lead, pesticides, bacteria, iron and other substances and conditions; vending machines, which dispense purified and filtered water at various locations, including grocery stores and shopping centers; and misting apparatus. It also sells and services water treatment equipment and water softeners and filters. The Company operates under the name American Water Service.

     RECEIVABLES, INSTALLMENT RECEIVABLES AND RESERVE FOR BAD DEBTS - The
         Company records amounts receivable for all earned revenues which have not been collected. Installment receivables result from installment equipment purchase contracts. These contracts generally have terms from 36 to 60 months, require interest payments calculated at 16% and require monthly installment payments of principal and interest. The purchased equipment under contract secures these receivables. The Company maintains an allowance for bad debts to reflect all receivables at estimated collectible balances.

       INVENTORY - Inventories include both raw materials and finished goods, each at first-in first-out cost, which is not in excess of market. The valuation of finished goods inventory includes the labor and overhead required for its production.

       PROPERTY AND EQUIPMENT - Property and equipment are recorded at cost.
         Depreciation is provided by using both straight-line and accelerated methods over the estimated useful lives of the assets, which are:

         Office furniture and equipment               5 to 7 years
         Warehouse equipment                          7 years
         Computer equipment                           5 years
         Vehicles                                     5 years
         Water service equipment                      4 years
         Leasehold improvements                       39 years

       DEFERRED COSTS - The Company has incurred certain costs related to product design, patents and trademarks. Management believes that these costs will be recovered through future operations, and accordingly, has capitalized them as described in Note 6.

       REVENUE RECOGNITION - Service revenues are from equipment which is installed in customers' facilities. This equipment may be rented from month-to-month and service revenues are recognized as earned and billed monthly. Revenues from product sales are recognized when such products are sold and shipped to customers.

       WARRANTY COSTS - The Company sells certain water purification equipment subject to warranties which extend from five to seven years. Warranty costs are nominal and are recorded in the period in which they are incurred.

       MARKETING, ADVERTISING AND PROMOTION COSTS - The Company expenses all marketing, advertising and promotion costs as incurred.

       STOCK-BASED COMPENSATION - The Company has a compensatory stock option plan under which it grants options to employees and agents. As all options granted to employees are at exercise prices which are equal to or less than fair market value of the stock, the Company records no expense related to such grants. See Note 8. Stock options granted are valued using the Black Scholes valuation model and quoted prices for the Company's stock. When options are granted to non-employees, the transaction is accounted for based on the fair value of the consideration (goods and services) received or the fair value of the options granted, whichever is more reliably measurable.

       INCOME TAXES - Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to certain related party payables not currently deductible for tax return purposes and to net operating loss carryforwards available to offset income in future years. The deferred tax assets represent the future tax return consequences of those differences. Valuation allowances are established, if necessary, to reduce the deferred tax assets to the amount that will more likely than not be realized.

       CASH AND CASH EQUIVALENTS - For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments to be cash equivalents.

       ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


2.  COMPANY'S ABILITY TO CONTINUE AS A GOING CONCERN:
       As shown in the accompanying financial statements, the Company has incurred recurring losses from operations and resulting cash flow deficits. It also has current liabilities significantly in excess of current assets and a significant deficit in total stockholders' equity. These factors raise substantial doubt about the Company's ability to continue as a going concern as of December 31, 2000.

       Management continues to focus on its marketing and sales of water testing kits, which represent a relatively new product line. Management believes that this new line will help the Company to achieve profitability. The Company's ultimate ability to become profitable, however, is contingent on its achieving significantly higher sales levels. Until that occurs and until the Company generates positive cash flow from operations, additional outside funding will continue to be required.

       The Company expects to require additional financing to fund its operations during fiscal year 2001. In February 2001, the Company entered in to an equity financing agreement with a private equity investment fund, whereby the Company will receive an initial cash infusion in the aggregate of $450,000 in exchange for its issuance of convertible debentures and warrants to the investment fund. (See Note 16.)

       If, under this new financing agreement and/or subsequent financing agreements, the Company cannot meet its cash requirements for the coming year, its financial condition and results of operations could be materially adversely affected and it may be unable to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.


3.   FORGIVENESS OF DEBT - CONTRIBUTION OF CAPITAL:
       In June 1999, the Company entered into an agreement with Wilbur Peters, a related party and stockholder, under which it agreed to issue a new note to Mr. Peters for $3,035,535 in exchange for various notes, accrued interest, and other obligations totaling approximately $5,180,000. As a part of this transaction, Mr. Peters released the Company from approximately $2,150,000 in obligations (net), with the Company recording this amount as additional paid-in capital. This note provided for the payment of interest at 6% per year. Interest was to be paid semiannually, and the note was to mature on June 30, 2001.

       In November 1999, Mr. Peters and the Company agreed to exchange this note, accrued interest on this note since June 30, and certain equipment for 31,290 shares of the Company's Class B, Series B preferred stock (see Note 9). The Company estimated the fair market value of the stock to be $1,783,395, which represented a discount of approximately 40% from its redemption price. It recorded the shares issued at that value and reclassified the balance of the indebtedness to additional paid in capital. Total debt reclassified to additional paid in capital for the year ended December 31, 1999, totaled $3,461,504.


4.  RELATED PARTY TRANSACTIONS:
       At December 31, 2000, the Company had approximately $750,000 in borrowings outstanding on a $750,000 revolving line of credit from Wilbur Peters. This line of credit is unsecured and provides that advances will be made at the discretion of the lender and requires monthly interest payments at the LIBOR rate plus 1.5%. Interest accrued at December 31, 2000, was $9,406. Interest expense on this note totals approximately $33,300 and $3,600 for the years ended December 31, 2000 and 1999, respectively.

       The Company had borrowings from CTF, Inc., an affiliate of Mr. Peters, for $400,000 with accrued interest of $7,762 at December 31, 2000. Interest expense for this note of approximately $44,000 and $41,100 was recorded during the years ended December 31, 2000 and 1999, respectively. The unsecured note is due on demand and has an interest rate of prime plus 2%.

       In connection with the February 2001 financing described in Note 16, the lenders for each of these notes agreed to extend the due dates to February 2003, at which time the entire balance will become payable. Accordingly, these notes payable have been reflected as long-term in the accompanying balance sheet.

       The Company leased vending machines, misting machinery and purification equipment, and four service vans from Mr. Peters through June 30, 1999. These obligations including accrued interest were forgiven by Mr. Peters in the agreement described in Note 3.

       CTF, Inc. owns the preferred Series A Class B stock and is owed
         $1,173,000 in accrued dividends.  (See Note 9.)

       The salaries for the chief financial officer and vice-president of the Company and certain accounting personnel were paid by companies with which Mr. Peters is affiliated. These salaries, which were $35,408 and $33,140 for the years ended December 31, 2000 and 1999, respectively, have been recorded in the statements of operations, and the Company has also recorded additional capital contributions from Mr. Peters in these amounts.

       During the year ended December 31, 2000, the Company entered into a $100,000 line of credit arrangement with CTF, Inc. The Company had approximately $10,300 in borrowings outstanding on this line at December 31, 2000. This line of credit provides that advances will be made at the discretion of the lender and requires monthly interest payments at 9.5%. Interest expense on this note totals approximately $30 for the year ended December 31, 2000, and this interest payable was accrued at December 31, 2000. This note is due and payable on or before May 1, 2001.

       At December 31, 2000, Don Podrebarac, President of the Company, was owed approximately $26,000 by the Company for equipment purchased during the year and other expenses which have not yet been reimbursed.


5.  INVENTORY:
       The Company's inventories as of December 31, 2000, consisted of the following components:


                     Water testing kits                $189,797
                     Water treatment parts               72,079
                     Bottles and other                   30,110
                                                       --------
                                                       $291,986
                                                       ========

6.  DEFERRED COSTS:
       Deferred costs as of December 31, 2000, consists of the items shown below. These are being amortized on a straight-line basis over their estimated useful lives of from 5 to 17 years. Amortization expense recorded during the year ended December 31, 2000, totaled $5,218.


                     Product design costs              $12,157
                     Patents and trademarks             37,370
                     Non-compete agreement              14,500
                     Other                               6,200
                                                       -------
                                                        70,227
                     Less accumulated amortization      51,070
                                                       -------
                      Net deferred costs               $19,157
                                                       =======

7.  LONG-TERM DEBT:
       The Company has two notes payable to a bank at December 31, 2000, totaling $15,775 and $6,137. The interest rate on both notes is 3.9%. Monthly payments of principal and interest total $1,203. These loans are secured by two vehicles at December 31, 2000 and mature as follows:

                          Year            Amount
                          -----         ---------
                          2001          $  13,253
                          2002              8,659
                                        ---------
                                        $  21,912
                                        =========

       See Note 4 for discussion of related party notes payable.


8.  COMMON STOCK OUTSTANDING, STOCK OPTION PLAN AND LOSS PER COMMON SHARE:
       The Company has 20,000,000 shares of authorized common stock, of which 3,098,326 shares are issued and outstanding and 323,847 shares are issued and held as treasury shares. A total of 4,970,056 common shares have been reserved for future issuance of stock through the exercise of stock options and the conversion of Class B preferred stock, as described below.

       Additionally, the Company has reserved 5,000,000 shares for issuance in connection with the convertible debentures and warrants described in
         Note 16.

       The 1991 Stock Option Plan provides for granting options for up to 3,150,000 shares of the Company's common stock to key employees, directors, consultants, and agents of the Company. Options to be granted may be either incentive or non-statutory stock options, and restrictions apply to both the grant and exercise of options. As of the date of this report, options for 1,896,293 shares have been granted to employees and agents. Options extend contractually for ten years. Non-qualified options vest fully at the time of grant while incentive stock options issued to employees vest ratably over four years. The following is a summary of option activity during the years ended December 31, 2000 and 1999.

       Activity for non-qualified stock options (primarily non-employees) was as follows:

                                            December 31, 2000              December 31, 1999
                                        --------------------------     --------------------------
                                                          Exercise                       Exercise
                                          Shares           Price*         Shares          Price*
                                        ----------        --------      ----------       --------
Outstanding at beginning of year         1,953,668         $0.192        1,943,668        $0.188
Granted                                     10,000          1.500           10,000         1.000
Granted                                     10,000          2.500               --            --
Exercised                                 (100,000)         0.125               --            --
                                        ----------         ------       ----------        ------
Outstanding at end of year               1,873,668          0.214        1,953,668         0.192
                                        ==========         ======       ==========        ======
Exercisable at end of year
*weighted average                        1,873,668         $0.214        1,953,668        $0.192
                                        ==========         ======       ==========        ======







       Activity for incentive stock options (granted to employees) was as follows:

                                           December 31, 2000            December 31, 1999
                                        -----------------------      -----------------------
                                                       Exercise                    Exercise
                                        Shares          Price         Shares         Price
                                        -------        --------      -------       ---------
Outstanding at beginning of year         32,500         $0.25         48,500         $0.25
Granted                                  22,000          1.56             --            --
Exercised                                (1,875)         0.25             --            --
Expired or forfeited                         --          0.25        (16,000)         0.25
                                        -------         -----        -------         -----
Outstanding at end of year               52,625         $0.81         32,500         $0.25
                                        =======         =====        =======         =====
Exercisable at end of year               14,375         $0.25          8,125         $0.25
                                        =======         =====        =======         =====


       Exercise prices for options outstanding at December 31, 2000, range from $.125 to $2.50 per share. Total shares by exercise price are as follows:

                                Options         Options        Remaining
             Exercise Price    Outstanding    Exercisable   Contractual Life*
             --------------   ------------    -----------   ----------------
                 0.125         1,720,000        1,720,000        6.5 yrs
                 0.250            32,625           16,375          7 yrs
                 1.000            10,000           10,000          9 yrs
                 1.500            10,000           10,000         10 yrs
                 1.560            22,000               --         10 yrs
                 2.500            10,000           10,000         10 yrs
                 1.120           121,668          121,668          2 yrs
                              ----------       ----------
                               1,926,293        1,888,043
                              ==========       ==========

     *weighted average

       The Company has recorded no compensation expense under this plan during 2000 or 1999, as options have been granted at prices which are less than or equal to fair market value of the stock at the dates of the grant. Since the Company is not required to adopt the fair value based recognition provisions prescribed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, it has elected only to comply with the disclosure requirements set forth in the statement.

       During 2000 and 1999, the Company granted options for 30,000 shares to a vendor. Exercise price of these options is $1.00, $1.50, and $2.50 per share for each set of 10,000 options. At the grant date, the fair market value of the Company's common stock was $0.4375, $2.12 and $1.75 per share. Based on the value of services received from this vendor and the amount paid in cash by the Company, the Company determined the value of the options granted to approximate $43,200. Accordingly, expense in this amount was recorded on the income statement for the year ended December 31, 2000.

       During 2000, the Company granted options for 22,000 shares to employees.
         Using the Black Scholes valuation model, it calculated the value of those options to be approximately $1.57 each. This valuation included the following assumptions: risk-free interest rate - 6.0%; expected life - 4 years; expected volatility - 105%; expected dividends - none. The Company estimated that 60% of these options will vest. Exercise price of these options is $.25 per share. At the grant date, the fair market value of the Company's common stock was approximately $1.56 per share.

       Had the Company recorded expense for these grants under FASB Statement
         123, it would have recorded additional compensation cost of $6,994 and $1,819 in 2000 and 1999, respectively. Pro-forma net income (loss) and per share amounts for each year would be as follows:

                                                               2000               1999
                                                           -----------         ----------
                     Net Income (Loss), as reported        $  (793,761)        $  (795,119)
                     Pro-forma Net Income (Loss)           $  (800,755)        $  (796,938)

                     Pro-forma Basic Income (Loss)
                       per Common Share                    $     (0.30)        $     (0.31)

       Basic earnings (loss) per common share has been computed based on the weighted average number of common shares outstanding. As there were no changes in common stock outstanding during the year ended December 31, 1999, the weighted average number of common shares outstanding for 1999 is the same as common shares issued and outstanding at year end 1999. Weighted average shares outstanding for 2000 is determined by calculating the number of months the respective shares were outstanding during the year, multiplying by the number of shares outstanding and dividing by twelve.

       No calculation has been presented for diluted earnings per share for either period. The inclusion of shares for the effect of any options or preferred stock would be anti-dilutive because the Company has losses for both years. The calculation of basic earnings (loss) per common share is based on the Company's net income (loss) adjusted for the amount of preferred dividends accrued ($138,000) during each of the years ended December 31, 2000 and 1999.

9.  PREFERRED STOCK:
       During 1992, the Company authorized 3,303,375 shares of Class A preferred stock with a par value of one cent per share. Each share of this class of stock, which is non-voting and has no dividend rights, has a liquidation preference of $.01 per share and is convertible at the holder's option into one share of the Company's common stock. However, all outstanding shares of Class A preferred stock are currently held in escrow under an agreement with its original holders which prohibits the holders from converting the shares as long as they are being held in escrow. Since certain financial thresholds were not met in prior years, under the terms of the escrow agreement the shares of Class A preferred stock are required to be released from escrow to the Company and the Company is required to redeem such shares at $.01 per share ($33,034 in the aggregate). During 2000, the Company's Board of Directors approved the release of the certificates representing the outstanding shares of Class A preferred stock so that it may redeem such shares. Such preferred stock has been reclassified from stockholders' equity in the accompanying balance sheets as a result of the Board's actions.

       Also, the Company has authorized 1,000,000 shares of Class B preferred stock with a par value of one cent per share. Its Series A shares have a liquidation preference of $.01 per share ($5,750 in aggregate), provide for the payment of dividends at 12% per annum, are redeemable at any time at the Company's option at $2.00 per share ($1,150,000 in aggregate), and are convertible by the holder into shares of common stock at a ratio of 4/9 of a share of common for each preferred share tendered. Holders of this Series A, Class B preferred stock have the right to elect a majority of the Board of Directors. Dividends accrued on these shares through December 31, 2000, totaled $1,173,000 ($2.04 per share), including dividends accrued of $138,000 for each year 2000 and 1999.

       In November 1999, the Company issued 31,290 shares of its new Series B,
         Class B preferred shares in exchange for a note payable and equipment held by Wilbur Peters. The note totaled $3,035,535, and the Company discounted the preferred stock exchanged for these to $1,783,935, to reflect the estimated fair market value of the stock. This new series of stock is non-voting. Dividends are non-cumulative, and any dividends to be paid on these shares are subordinate to all accrued dividends on the Company's Series A, Class B preferred stock. Dividends on these shares may not exceed $12 per year per share.

       The Class B, Series B shares carry a $10 per share ($312,900 in aggregate) liquidation preference, and they may be redeemed by the Company at $100 per share ($3,129,000 in aggregate). After one year from the date of issuance, each share became convertible by the holder into 50 shares of the Company's common stock. No dividends have been declared on this class of stock since its issuance.


10.  FINANCIAL INSTRUMENTS:
       Except for accrued dividends, the Company estimates the fair value of all financial instruments to be equal to the book value reflected in the accompanying financial statements. The Company estimates that the fair value of accrued dividends is less than their carrying amount as they will not be paid until future periods. As the timing of such payment cannot presently be determined, it is not practicable to calculate a net present value of the liability or to estimate its fair value.

11.  OPERATING LEASES:
       The Company leases its office and warehouse space under a lease which extends through March 31, 2002. This lease requires monthly payments of $3,400. Rent expense, for the years ended December 31, 2000 and 1999, was approximately $40,200 and $38,000, respectively. Future rent payments under the terms of the lease agreement for the years ending December 31, 2001 and 2002 are approximately $41,000 and $10,000, respectively.


12.  INCOME TAXES:
       At December 31, 2000, net noncurrent deferred tax assets of approximately
         $2,777,000 resulted primarily from net operating losses. A valuation allowance for the entire $2,777,000 has also been established due to the Company's uncertain financial condition. (See Note 2.)

       The components of the net noncurrent deferred tax assets and related valuation allowance are as follows:

 Deferred tax assets:
  Federal                                      $  2,670,000
  State                                             107,000
                                               ------------
    Total deferred tax assets                     2,777,000
Valuation allowance                               2,777,000
                                               ------------
    Net deferred tax assets                    $         --
                                               ============

       At December 31, 1999, the Company had net noncurrent deferred tax assets of approximately $2,610,000, along with a corresponding valuation allowance of the same amount. The $167,000 increase in the noncurrent deferred tax assets as of December 31, 2000, and the deferred tax provision which would be reflected on the Company's statement of operations has been offset by a corresponding increase in the valuation allowance. The statement of operations therefore reflects no deferred tax provision.

       As the Company has essentially no taxable income to date on a cumulative basis, it has recorded no current provision for income taxes for the years ended December 31, 2000 and 1999. Significant differences existed in the year ended December 31, 1999, between the loss reported in the Company's financial statements and its tax returns. These include the debt forgiveness income from a related party and utilization of net operating loss carryforwards. For the year ended December 31, 2000, there were no significant differences between losses reported in the Company's financial statements and its tax return.

       As of December 31, 2000, the Company has net operating loss carryforwards of approximately $7,862,000 for federal income tax purposes.

                                             Net operating loss
                     Year of expiration            amount
                 ------------------------    -------------------
                            2006               $    643,000
                            2007                  3,573,000
                            2008                    835,000
                            2009                    541,000
                            2010                    559,000
                            2011                    242,000
                            2017                    441,000
                            2018                    280,000
                            2020                    748,000
                                               ------------
                                               $  7,862,000
                                               ============

       Various state net operating loss carryforwards are also available for use in reducing apportioned state taxable income. The most significant of these is approximately $1,500,000 in North Carolina.

       The deferred tax benefit (provision) for the years ended December 31, 2000 and 1999 are as follows:

                                                            2000                1999
                                                         -----------         -----------
               Deferred tax benefit (provision) -
                    Federal                              $   120,000         $  (938,000)
                    State                                     47,000            (334,000)
                                                         -----------         -----------
                                                             167,000          (1,272,000)
               Change in valuation allowance                (167,000)          1,272,000
                                                         -----------         -----------
               Net deferred tax provision                $        --         $        --
                                                         ===========         ===========

       The deferred provisions for 2000 and 1999 differ from amounts which would be calculated at statutory rates due to changes in the valuation allowance and the expiration of loss carryforwards for state purposes. In 1999, a portion of the debt forgiveness described in Note 3 was treated as income for tax return purposes and had the effect of increasing the deferred tax provision by $1,543,000, before reflecting the change in the valuation allowance.

13.  SUPPLEMENTARY FINANCIAL INFORMATION:

       Marketing, advertising and promotion costs include the following for the years ended December 31, 2000 and 1999:

                                                   2000            1999
                                                 --------        --------
               Advertising                       $ 58,159        $ 49,625
               Promotions                          22,527         162,545
               Trade shows                         62,576          43,077
               Public relations and other         113,064          49,689
                                                 --------        --------
                                                 $256,326        $304,936
                                                 ========        ========









14.  MAJOR CUSTOMERS:
       Sales to two major customers comprised approximately 16% and 10% of total sales for the year ended December 31, 2000. Sales to three major customers comprised approximately 18%, 13% and 13% of total sales for the year ended December 31, 1999.


15.  COMMITMENTS AND CONTINGENCIES:
       The Company is involved in commercial litigation in the normal course of its business. The Company does not expect any losses which would materially affect the financial statements for the year ended December 31, 2000, as presented.

       A significant portion of the Company's sales market is in hardware and home center stores. Therefore, the Company's ability to make future sales is dependent upon these retail markets.

       In December 2000, the Company entered into an agreement with a financial advisor for assistance with obtaining new financing (see Note 16). In exchange for services to be rendered over a three month period, the Company is to issue 52,500 shares of common stock to them and pay cash fees of $7,500 per month. For the year ended December 31, 2000, the Company has accrued $18,438, which represents one third of the expected cost under this arrangement.


16. SUBSEQUENT EVENT - ISSUANCE OF CONVERTIBLE DEBENTURES AND WARRANTS:
       In February 2001, the Company entered into an arrangement with an investment group which provides for borrowings of up to $450,000 under convertible debentures. These debentures, which require the payment of interest at 12% per year, will become due in February 2002. They are secured by substantially all company assets and provide for certain restrictions on additional borrowings, issuance of equity securities, and payment of dividends on common stock. The debentures are convertible into the Company's common stock at the lesser of $.278 per share or 50% of market price for that stock, as defined.

       As a part of this transaction, the debenture holders will receive warrants for purchase of up to 300,000 shares of the Company's common stock. These warrants may be exercised at any time within three years of their issuance at prices equal to the lesser of $.229 per share or 50% of market price, as defined.

       Upon the closing of this arrangement, the investors purchased $225,000 of debentures and received warrants for 150,000 shares of common stock. Based on stock prices prior to the date of this report, these debentures could be converted into approximately 960,000 shares of the Company's common stock. In the cases of both the debentures and warrants, investors may acquire shares of the Company's common stock at discounts below their market value. Due to the preferential conversion feature of the debentures, the Company will record approximately $225,000 of interest expense and additional paid-in capital at the time of their issuance.

       The Company has agreed to file a registration statement with the Securities and Exchange Commission to register for resale all shares which may be issued under the convertible debentures and warrants. When such registration statement becomes effective, the investors are to purchase the remaining $225,000 of debentures, and they will receive the remaining 150,000 warrants. Based on stock prices in effect prior to the date of this report, these additional debentures could likewise be converted into approximately 960,000 shares of common stock. The Company will record additional interest expense and paid-in capital of approximately $225,000 upon the sale of these debentures.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Matthews, State of North Carolina, on April 6, 2001.

                                  VITAL LIVING PRODUCTS, INC.


                                  By:     /s/ Donald R. Podrebarac
                                      ----------------------------------------
                                         Donald R. Podrebarac
                                         Chief Executive Officer and President



                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Donald R. Podrebarac his true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statements (and amendments thereto), including a prospectus or an amended prospectus, with all exhibits thereto, and other documents is connection therewith, relating to the offering that is described in the Registration Statement on Form SB-2 of which the signatures below are a part, and to file the same, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all interests and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

         Signature                                   Capacity                          Date
         ---------                                   --------                          ----

/s/ Donald R. Podrebarac                        Director, Chief                    April 6, 2001
------------------------------------            Executive Officer and President
Donald R. Podrebarac                            (Principal Executive Officer)


/s/ C. Wilbur Peters                            Director, Chairman and Treasurer   April 6, 2001
------------------------------------
C. Wilbur Peters


/s/ Larry C. Pratt                              Vice President, Secretary and      April 6, 2001
------------------------------------            Director (Principal Financial
Larry C. Pratt                                  Officer)


/s/ Phil Divine                                 Director                           April 6, 2001
------------------------------------
Phil Divine


/s/ Duane G. Hansen                             Director                           April 6, 2001
------------------------------------
Duane G. Hansen